UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CARDTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
May 1, 2009
Dear Stockholder:
Notice is hereby given that the 2009 Annual Meeting of Stockholders of Cardtronics, Inc., a Delaware corporation, will be held on Thursday, June 18, 2009, at 4:00 p.m., central time, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. At the Annual Meeting, stockholders will be asked to:
1.	Elect two Class II directors to the Board of Directors to serve until the 2012 Annual Meeting of Stockholders;
2.	Ratify the Audit Committee’s selection of KPMG LLP as the independent registered public accounting firm of Cardtronics, Inc. for the fiscal year ending December 31, 2009; and
3.	Transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.
Only stockholders of record at the close of business on April 24, 2009 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders will be available commencing May 28, 2009 and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of stockholders will also be available for review at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.
These materials include the formal notice of the meeting, proxy statement, and financial statements. The proxy statement tells you about the agenda and related matters for the meeting. It also describes how the Board of Directors operates, gives information about its director candidates, and provides information about the other items of business to be conducted at the meeting.
Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.
Sincerely,
Michael E. Keller
General Counsel and Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2009.
The Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders and Annual Report to
Stockholders for the fiscal year ended December 31, 2008 are available at http://ir.cardtronics.com.
Additionally, the Company’s Annual Report on Form 10-K, including audited financial statements, but excluding exhibits, accompanies this Proxy Statement.

PROXY STATEMENT

CARDTRONICS, INC.

3250 Briarpark Drive, Suite 400
Houston, Texas 77042

PROXY STATEMENT

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cardtronics, Inc., for use at our 2009 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 18, 2009, at 4:00 p.m., central time, at our Houston offices located at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. Directions to our offices are set forth on the last page of this proxy statement.
The Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are being mailed to stockholders beginning on or about May 1, 2009.
ABOUT THE ANNUAL MEETING
What is the purpose of the 2009 Annual Meeting of Stockholders?
At the Annual Meeting, our stockholders will be asked to (1) elect two directors to serve until the 2012 Annual Meeting of Stockholders and until their successors are duly elected, (2) ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and (3) transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.
Why did I receive these proxy materials?
You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of April 24, 2009. We refer to this date as the “record date.”
This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this proxy statement carefully.
What is a proxy?
A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Your Board has appointed J. Chris Brewster and Michael E. Keller (the “Proxy Holders”) to serve as proxies for the Annual Meeting. If you are a stockholder of record (as discussed in more detail below), your shares will be voted by the Proxy Holders in accordance with the instructions on the proxy card you submit by mail. If you do not provide instructions on the proxy card, the Proxy Holders will vote in accordance with the recommendations of the Board. See “What are the recommendations of the Board?” below for additional information.

What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.
What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”
•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered a “stockholder of record” with respect to those shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.
•	Street Name Stockholder. If your shares are held in a stock brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” with respect to those shares and these proxy materials are being forwarded to you by that custodian. As summarized below, there are distinctions between shares held of record and those held beneficially.
How many votes must be present to hold the Annual Meeting?
There must be a quorum for the Annual Meeting to be held. A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date. As of the record date, there were 40,518,607 shares of our common stock outstanding. Consequently, the presence of the holders of at least 20,259,304 shares of common stock, in person or by proxy, is required to establish a quorum for the Annual Meeting.
How many votes do I have?
You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.
How do I vote my shares?
•	Stockholder of Record. Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
•	Street Name Stockholder. If you hold your shares in “street name” (for example, at your brokerage account), please follow the instructions provided by your bank, broker or other holder of record (the record holder). Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and identification.

What are the recommendations of the Board?
Our Board recommends that you vote:
•	FOR the election of the two nominated Class II directors; and
•	FOR the proposal to ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.
Can I change my vote after I return my proxy card?
Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (1) submitting a written a notice of revocation to our Secretary, Michael E. Keller, by mail to Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by facsimile at (832) 308-4761, (2) mailing in a new proxy card bearing a later date or (3) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.
If you are a “street name” stockholder, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.
Could other matters be decided at the Annual Meeting?
At the time this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.
With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.
What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this proxy statement?
Abstentions and Broker Non-Votes. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares if they do not receive timely instructions from the beneficial owners. For Proposal Nos. 1 and 2, to be voted on at the Annual Meeting, brokers will have discretionary authority in the absence of timely instructions from the beneficial owners.
Election of Directors. A plurality of the votes cast is required for the election of directors. This means that the two director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected to our Board. You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee. If you “WITHHOLD AUTHORITY,” your votes will be counted for purposes of determining the presence or absence of a quorum, but will have no legal effect on the election of directors under Delaware law.
Other Items. For each other item properly presented for a vote, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” on our proposal to ratify the selection of our independent registered public accounting firm. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. All shares are entitled to vote on this proposal.

Who is participating in this proxy solicitation and who will pay for its cost?
We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.
We have retained Wells Fargo Shareowner Services to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Wells Fargo Shareowner Services a fee of approximately $4,300 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy materials to the beneficial owners of our common stock.
May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?
You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Corporate Governance—Director Selection and Nomination Process” and “Proposals for the 2010 Annual Meeting of Stockholders” for more details.
What is “householding” and how does it affect me?
The Securities and Exchange Commission (“SEC”) has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single proxy statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts. In each case, the stockholder(s) must consent to the householding process. Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card. Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses. We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.
Many banks, brokers and other holders of record have instituted householding. If you or your family has one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our annual report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.
Whom should I contact with questions about the Annual Meeting?
If you have any questions about this proxy statement or the Annual Meeting, please contact our Secretary, Michael E. Keller, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by telephone at (832) 308-4000.
Where may I obtain additional information about Cardtronics, Inc.?
We refer you to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 13, 2009. Our Annual Report on Form 10-K, including financial statements, is also included with your proxy mailing. Our Annual Report on Form 10-K is not part of the proxy solicitation material. You may also find information about us on our website at www.cardtronics.com.
IF YOU WOULD LIKE TO RECEIVE ADDITIONAL INFORMATION ABOUT CARDTRONICS, INC., PLEASE CONTACT OUR SECRETARY, MICHAEL E. KELLER, AT 3250 BRIARPARK DRIVE, SUITE 400, HOUSTON, TEXAS 77042.

ELECTION OF CLASS II DIRECTORS
(PROPOSAL NO. 1)
Our Director Nominees
Our Board currently has seven director positions that are divided into three classes, with one class to be elected at each Annual Meeting of Stockholders to serve for a three-year term. The term of our incumbent Class I directors expires at the 2011 Annual Meeting; the term of our Class II directors expires at the 2009 Annual Meeting of Stockholders; and the term of our Class III Directors expires at the 2010 Annual Meeting of Stockholders; with each director to hold office until his or her successor is duly elected and qualified or until his or her death, retirement, resignation or removal. Our Class I directors are Robert P. Barone and Jorge M. Diaz, our Class II directors are J. Tim Arnoult and Dennis F. Lynch, and our Class III directors are Fred R. Lummis and Michael A.R. Wilson. Effective March 17, 2009, with the resignation of Jack M. Antonini from the Board, we have one vacant Class III director position. It is the expectation of the Board that this vacant position will be filled by our new chief executive officer, when such person is selected.
Effective March 4, 2009, acting upon the recommendation of its Nominating & Governance Committee, the Board nominated J. Tim Arnoult and Dennis F. Lynch for re-election as Class II directors at the Annual Meeting. Class II directors elected at the Annual Meeting will serve for a term to expire at the 2012 Annual Meeting of Stockholders, with each director to hold office until his successor is duly elected and qualified or until his earlier death, retirement, resignation or removal.
Unless authority to vote for a particular nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of J. Tim Arnoult and Dennis F. Lynch as Class II directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.
A plurality of the shares cast at the Annual Meeting is required to elect each nominee as a director.
The names and certain information about the Class II director nominees, including their ages as of the Annual Meeting date, are set forth below:

Name	Age	Position
J. Tim Arnoult	60	Class II Director
Dennis F. Lynch	60	Class II Director
J. Tim Arnoult was appointed as a director on January 24, 2008. Mr. Arnoult has over 30 years of banking and financial services experience. From 1979 to 2006, Mr. Arnoult served in various positions at Bank of America, including President of Global Treasury Services from 2005-2006, President of Global Technology and Operations from 2000-2005 and President of Central U.S. Consumer and Commercial Banking from 1996-2000. Mr. Arnoult is also experienced in mergers and acquisitions, having been directly involved in significant transactions such as the mergers of NationsBank and Bank America in 1998 and Bank of America and FleetBoston in 2004. Mr. Arnoult has served on a variety of boards throughout his career, including the board of Visa USA. Mr. Arnoult holds a Bachelor of Arts degree in psychology and a Masters of Business Administration degree from the University of Texas at Austin.
Dennis F. Lynch was appointed as a director on January 24, 2008. Mr. Lynch has over 25 years experience in the payments industry and has led the introduction and growth of various card products and payment solutions. Mr. Lynch is currently Principal of Future Pay, LLC, a consulting firm focused on the next generation of consumer payments. From 2005-2008, he served as Chairman and Chief Executive Officer of RightPath Payments Inc., a company providing business-to-business payments via the internet. From 1994 to 2004, Mr. Lynch served in various positions of NYCE Corporation, an electronic payments network, including serving as President and Chief Executive Officer from 1996 to 2004 and a director from 1992-2004. Prior to joining NYCE, Mr. Lynch served in a variety of information technology and products roles, ultimately managing Fleet Financial Group’s consumer payments portfolio. Mr. Lynch has served on a number of boards, including the board of Open Solutions, Inc., a publicly-traded company delivering core banking products to the financial services market, from 2005-2007, was a founding director of the New England-wide YANKEE24 Network and served as its Chairman from 1988 to 1990. Additionally, Mr. Lynch has served on the Executive Committee and the board of the Electronic Funds Association. Mr. Lynch holds a Bachelors of Arts degree in English and a Masters of Arts degree in American Literature from the University of Rhode Island.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” EACH OF THE DIRECTOR NOMINEES IDENTIFIED ABOVE.
Continuing Directors
In addition to the Class II directors elected at the Annual Meeting, the directors who will continue to serve on our Board after the Annual Meeting, their ages as of the Annual Meeting date, positions with Cardtronics, Inc. and other biographical information are set forth below:

Name	Age	Position
Fred R. Lummis	55	Class III Director and Interim Chief Executive Officer
Jorge M. Diaz	44	Class I Director
Robert P. Barone	71	Class I Director
Michael A.R. Wilson	41	Class III Director
Fred R. Lummis has served as a director and Chairman of the Board since June 2001. Effective as of March 17, 2009, Mr. Lummis is serving as our Interim Chief Executive Officer. In 2006, Mr. Lummis co-founded Platform Partners, LLC and currently serves as its Chairman and Chief Executive Officer. Prior to co-founding Platform Partners, Mr. Lummis co-founded and served as the managing partner of The CapStreet Group, LLC, CapStreet II, L.P. and CapStreet Parallel II, L.P. Mr. Lummis continues to serve as a senior advisor to The CapStreet Group, LLC. From June 1998 to May 2000, Mr. Lummis served as Chairman of the Board and Chief Executive Officer of Advantage Outdoor Company, an outdoor advertising company. From September 1994 to June 1998, Mr. Lummis served as Chairman and Chief Executive Officer of American Tower Corporation, a nationwide communication tower owner and operator. Mr. Lummis currently serves as a director of Amegy Bancorporation Inc. and several private companies. Mr. Lummis holds a Bachelor of Arts degree in economics from Vanderbilt University and a Masters of Business Administration degree from the University of Texas at Austin.
Robert P. Barone has served as a director since September 2001. Mr. Barone is currently serving as a director of Cable Manufacturing Assembly Company, a private company, located in Bolivar, Ohio, and as an advisory director of the R.J. Matthews Company, a private company, located in Massillon, Ohio. Mr. Barone has more than 40 years of sales, marketing and executive leadership experience from the various positions he has held a Diebold, NCR, Xerox and the Electronic Funds Transfer Association. Since December 1999, Mr. Barone has served as a consultant for SmartNet Associates, Inc., a private consulting firm. Additionally, from May 1997 to November 1999, Mr. Barone served as Chairman of the Board of PetsHealth Insurance, Inc., a pet health insurance provider. From September 1988 to September 1994, he served as Board Vice-Chairman, President and Chief Operating Officer at Diebold. He holds a Bachelor of Business Administration degree from Western Michigan University and a Masters of Business Administration degree from Indiana University. A founder and past Chairman of the Electronic Funds Transfer Association, Mr. Barone is now Chairman Emeritus of the Electronic Funds Transfer Association.

Jorge M. Diaz has served as a director since December 2004. Mr. Diaz has served as Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv, Inc., since April 1994. Fiserv Output Solutions provides card production services, statement processing and electronic document distribution services. In January 1985, Mr. Diaz co-founded National Embossing Company, a predecessor company to Fiserv Output Solutions. Mr. Diaz sold National Embossing Company to Fiserv in April 1994.
Michael A.R. Wilson has served as a director since February 2005. Mr. Wilson is a Managing Director at TA Associates, a private equity firm, where he focuses on growth investments and leveraged buyouts of financial services, business services, and consumer products companies. He currently serves on the Boards of Advisory Research, Inc., Jupiter Investment Group, and Numeric Investors. Prior to joining TA Associates in 1992, Mr. Wilson was a Financial Analyst in Morgan Stanley’s Telecommunications Group. In 1994, he joined Affiliated Managers Group, a TA Associates-backed financial services start-up, as Vice President and a member of the founding management team. Mr. Wilson received a BA degree, with Honors, in Business Administration from the University of Western Ontario and a Masters of Business Administration degree, with Distinction, from Harvard Business School.
CORPORATE GOVERNANCE
Our Governance Practices
General
We are committed to good corporate governance. Our Board has adopted several governance documents, which include our Corporate Governance Principles, Code of Business Conduct and Ethics, Financial Code of Ethics and charters for each standing committee of our Board. Each of these documents is available on our website at www.cardtronics.com.
Code of Ethics
Our Board has adopted a Code of Business Conduct and Ethics for our directors, officers and employees. In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer and other accounting and finance executives. A copy of each of code is available on our website at www.cardtronics.com. Any change to, or waiver from, either code will be disclosed as required by applicable securities laws and listing exchange requirements.
Our Board
Board Size
Our Board currently has seven director positions. However, as a consequence of the March 17, 2009 resignation of Jack M. Antonini as a director, we currently have one vacant Class III director position on our Board. It is the expectation of the Board that this vacant position will be filled by our new chief executive officer, when such person is selected.
Our Third Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws provide for a classified Board consisting of three classes of directors, each serving staggered three-year terms. As a result, stockholders will elect a portion of our Board each year. Our two Class II directors’ terms expire at this year’s Annual Meeting. Accordingly, they are seeking re-election at the Annual Meeting. Our Class III directors’ terms will expire at the Annual Meeting of Stockholders to be held in 2010 and Class I directors’ terms will expire at the Annual Meeting of Stockholders to be held in 2011.
The Nominating & Governance Committee of our Board considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement or any other reason.

Director Independence
As required under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board has delegated this responsibility to its Nominating & Governance Committee. Pursuant to its charter, the Nominating & Governance Committee determines whether or not each director and each prospective director is independent.
The Nominating & Governance Committee evaluated all relevant transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent registered accounting firm. Based on this evaluation, the Nominating & Governance Committee has determined that Messrs. J. Tim Arnoult, Robert P. Barone, Dennis F. Lynch and Michael A.R. Wilson are each an independent director, under the applicable standards set forth by the NASDAQ and SEC. Messrs. Arnoult, Barone, Lynch and Wilson constitute a majority of the members of our Board.
In making these independence determinations, our Board considered the relationships between the directors and the company described below:
•	Mr. Lummis. Mr. Lummis co-founded and currently serves as a senior advisor to The CapStreet Group, LLC, CapStreet II, L.P. and CapStreet Parallel II, L.P. (the “CapStreet Funds”). The CapStreet Funds collectively own 20.6% of our common stock. Our Nominating & Governance Committee has reviewed Mr. Lummis’ connection to the CapStreet Funds and the CapStreet Funds’ influence over us and determined that the CapStreet Funds’ influence over us is not material and that Mr. Lummis’ relationship with the CapStreet Funds does not impair his independence. However, on March 17, 2009, when Mr. Lummis was appointed our Interim Chief Executive Officer, he lost his status as an independent director. So long as Mr. Lummis serves less than one full year as our Interim Chief Executive Officer, he will regain his independent status when he relinquishes that duty.
•	Mr. Wilson. Mr. Wilson is the managing director at TA Associates, Inc., a private equity firm. TA Associates, Inc. is the ultimate parent of TA IV, L.P, TA/Atlantic Pacific V, L.P., TA/Atlantic Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Investors II, L.P. and TA Strategic Partners Fund B L.P. (collectively, the “TA Funds”). The TA Funds collectively own 27.9% of our common stock. Our Nominating & Corporate Governance Committee has reviewed Mr. Wilson’s connection to the TA Funds and the TA Funds’ influence over us and determined that the TA Funds’ influence over us is not material and that Mr. Wilson’s relationship with the TA Funds does not impair his independence.
•	Mr. Diaz. Mr. Diaz is not considered independent because of his employment with Fiserv Output Solutions, a division of Fiserv, Inc. In 2008, we paid approximately $18.8 million in fees to Fiserv for services rendered to us.
The purpose of this review was to determine whether any such relationships were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, the board affirmatively determined, based on its understanding of such relationships, that, except as discussed above, none of the directors nominated for election at the meeting, or any of our current directors, has any material relationship with us or our subsidiaries.
Meetings
Our Board held a total of nine meetings and acted by written consent two times during the fiscal year ended December 31, 2008. During the fiscal year ended December 31, 2008, all seven directors attended seven of the nine meetings. In two of the nine meetings, six directors were present. Two directors missed one meeting each. No director missed any of the committee meetings on which he served.

Executive Sessions; Presiding Director
According to our Corporate Governance Principles, our independent directors must meet in executive session at each quarterly meeting. Prior to the effectiveness of the Corporate Governance Principles, our independent directors met in executive session four times during the fiscal year ended December 31, 2008. The Chairman of the Board presides at these meetings and is responsible for preparing an agenda for the meetings of the non-management directors in executive sessions.
Annual Meeting Attendance
Two of our directors attended our 2008 annual meeting. We do not have a formal policy regarding director attendance at annual meetings. However, our directors are expected to attend Board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.
Limitation on Public Company Board Service
Our Board monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fully fulfill his or her duties and as may be otherwise required or limited by applicable securities laws or NASDAQ listing standards.
Board and Committee Self-Evaluation
Our Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating & Governance Committee leads this effort and reports annually to our Board with an assessment of our Board’s performance. The Board will discuss the annual evaluation during the following year. The assessment is expected to focus on our Board’s contribution to us and specifically focus on areas in which our Board or management believes that our Board could improve.
Director Selection and Nomination Process
The Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. In considering candidates for our Board, the Nominating & Governance Committee considers the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating & Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and the Nominating & Governance Committee’s perceptions about future issues and needs. However, while the Nominating & Governance Committee does not maintain a formal list of qualifications in making its evaluation and recommendation of candidates, it may consider, among other factors, diversity, skill, experience in the context of our Board’s needs, independence qualifications and whether prospective nominees have relevant business and financial experience, industry and/or other specialized expertise and good moral character.
The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth below are followed. The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating & Governance Committee may consider previous experience as a member of our Board. Any invitation to join our Board must be extended by our Board as a whole. The Nominating & Governance Committee did not receive stockholder nominations for this Annual Meeting, nor has it engaged a search firm to find director candidates during 2009 to date.

Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to our Secretary, Michael E. Keller, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 generally not later than 120 calendar days prior to the first anniversary of the date of the previous year’s annual meeting. The written request must include the following:
•	the name and address of the person or persons to be nominated;
•	the number and class of all shares of each class of our stock owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee;
•	the information regarding each such nominee required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC;
•	a signed consent by each nominee to serve as our director, if elected;
•	the nominating stockholder’s name and address;
•	the number and class of all shares of each class of our stock owned of record and beneficially by the nominating stockholder; and
•	in the case of a person that holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting.
From time to time, the Nominating & Governance Committee may request additional information from the nominee or the stockholder.
The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2010 Annual Meeting of Stockholders.”
Communications from Stockholders and Interested Parties
Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to: c/o Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, Attention: Secretary.
Our Secretary (or any successor to the duties thereof) will review each such communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated by our Board to a committee or to an executive officer, our Secretary may forward such communication to the executive or chairman of the committee to which such matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive does not imply or create any fiduciary duty of our Board members or executive to the person submitting the communications.
Committees of Our Board
General
Our Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. Each committee (with the exception of the Compensation Committee) is comprised of independent directors as currently required under the SEC’s rules and regulations and the NASDAQ listing standards and each committee is governed by a written charter approved by the full Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cardtronics.com.

Effective March 25, 2009, Fred Lummis resigned from the Compensation Committee and the Nominating & Governance Committee because, in accordance with NASDAQ listing rules, during the time he serves as Interim Chief Executive Officer he does not qualify as an independent director. It is our expectation that Mr. Lummis will be re-appointed to these two committees once we select a new chief executive officer.
The table below provides the current composition of each committee of our Board:

Nominating &
	Audit	Compensation	Governance
Name	Committee	Committee	Committee
J. Tim Arnoult	X		X
Robert P. Barone [1]	X	X
Jorge M. Diaz		X
Dennis F. Lynch	X		X
Michael A.R. Wilson [1]		X	X

(1)	Messrs. Barone and Wilson assumed duties as members of the Compensation Committee and Nominating & Governance Committee, respectively, on March 25, 2009 in connection with Mr. Lummis’ temporary resignation from such committees.
Audit Committee
The Audit Committee is appointed by our Board to:
•	assist the Board in fulfilling its oversight responsibilities with respect to the conduct by our management of our financial reporting process, including the development and maintenance of a system of internal accounting and financial reporting controls;
•	assist the Board in overseeing the integrity of our financial statements, qualifications and independence of our independent registered public accounting firms, their performance and the performance of the our internal audit function;
•	prepare for inclusion in this proxy statement the audit committee report required by the SEC;
•	recommend to our Board whether such audited financial statements should be included in our Annual Report on Form 10-K to be filed with the SEC; and
•	perform such other functions as the Board may assign to the Audit Committee from time to time.
The Board, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards and our Corporate Governance Principles. In addition, the Board, in its business judgment, has determined that each member of the committee satisfies the financial literacy requirements of the NASDAQ listing standards and Mr. Barone qualifies as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.
Pursuant to its charter, the Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting or other consultants, to advise the Audit Committee in connection with the exercise of its powers and responsibilities. The Audit Committee may require any of our officers or employees, our outside legal counsel or our independent registered public accounting firm to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee is responsible for the resolution of any disagreements between the independent registered public accounting firm and management regarding our financial reporting. The Audit Committee meets at least quarterly with management and the independent registered public accounting firm in separate executive sessions to discuss any matter that the Audit Committee or each of these groups believe should be discussed privately. The Audit Committee makes regular reports to our Board.

The Report of the Audit Committee is set forth under “Audit Matters” in this proxy statement.
The Audit Committee held nine meetings and did not act by written consent during the fiscal year ended December 31, 2008.
Compensation Committee
The Compensation Committee establishes salary and incentive compensation of our executive officers and administers our employee benefit plans. Pursuant to the NASDAQ Marketplace Rules, a company listing its stock for trading on the NASDAQ in connection with its initial public offering has 12 months from the date of listing to comply with the requirement that its Compensation Committee be comprised entirely of independent directors unless the Board finds that it is in the best interest of our company and our stockholders for a non-independent director to continue to serve on the Committee for a period of time not to exceed two years from the date of its initial public offering. The Board, in its business judgment, has determined that two of the three directors on the Compensation Committee (Messrs. Barone and Wilson) currently satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards and our Corporate Governance Principles. Although the Board has determined that Mr. Diaz is not independent due to his relationship with Fiserv, the Board has determined that his continued service as a member of the Compensation Committee until December 14, 2009 is in the best interests of our company and stockholders pursuant to the transition rules contained in the NASDAQ listing standards.
The Report of the Compensation Committee is set forth under “Compensation Committee Report” in this proxy statement.
The Compensation Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Compensation Committee as set forth in its charter. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.
Pursuant to its charter, the purposes of the Compensation Committee are to:
•	oversee the responsibilities of the Board relating to compensation of our directors and executive officers;
•	design, recommend and evaluate our director and executive officer compensation plans, policies and programs;
•	produce the Compensation Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations;
•	otherwise discharge our Board’s responsibilities relating to compensation of our directors and executive officers; and
•	perform such other functions as our Board may assign to the committee from time to time.
In connection with these purposes, our Board has entrusted the Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our executive officers. In addition, the Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. Please see “Compensation Discussion and Analysis” for additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation and “Director Compensation” for additional information on its consideration and determination of director compensation.

The Compensation Committee held eight meetings and did not act by written consent during the fiscal year ended December 31, 2008.
Nominating & Governance Committee
The Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual meeting of stockholders and develops and recommends corporate governance principles to our Board. The Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the standards of independence established under NASDAQ listing standards and our Corporate Governance Principles. For information regarding the Nominating & Governance Committee’s policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, please see “Director Selection and Nomination Process” above.
The Nominating & Governance Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Nominating & Governance Committee as set forth in its charter. More particularly, the Nominating & Governance Committee:
•	prepares and recommends to our Board for adoption appropriate Corporate Governance Principles and modifications from time to time to those principles;
•	establishes criteria for selecting new directors and seeks individuals qualified to become board members for recommendation to our Board;
•	seeks to implement the “independence” standards required by law, applicable listing standards, our certificate of incorporation or bylaws or our Corporate Governance Principles;
•	determines whether or not each director and each prospective director is independent, disinterested or a non-employee director under the standards applicable to the committees on which such director is serving or may serve;
•	recommends to our Board a director who serves as Chairman;
•	reviews annually the advisability or need for any changes in the number and composition of our Board;
•	reviews annually the advisability or need for any changes in the number, charters or titles of committees of our Board;
•	recommends to our Board annually the composition of each Board committee and the individual director to serve as chairman of each committee;
•	ensures that the chairman of each committee reports to our Board annually about the committee’s annual evaluation of its performance and evaluation of its charter;
•	receives comments from all directors and reports to our Board annually with an assessment of our Board’s performance to be discussed with the full Board following the end of each fiscal year;
•	reviews and reassesses annually the adequacy of our Corporate Governance Principles and recommends any proposed changes to our Board for approval; and
•	makes a report to our Board annually on succession planning and works with our Board to evaluate potential successors to the principal executive officer.
The Nominating & Governance Committee held four meetings during the fiscal year ended December 31, 2008. The Nominating & Governance Committee did not act by unanimous written consent in 2008.

STOCK OWNERSHIP MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.
For the fiscal year ended December 31, 2008, to our knowledge and based solely on a review of copies of reports furnished to us or filed with the SEC and written representations from these individuals that no other reports were required, all of our officers, directors and 10% stockholders complied with applicable reporting requirements of Section 16(a).
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2009 for:
•	each person known by us to beneficially own more than 5% of our common stock;
•	each of our directors and director nominees;
•	each of our Named Executive Officers (as such term is defined by the SEC); and
•	all directors and executive officers as a group.
Footnote 1 to the following table provides a brief explanation of what is meant by the term “beneficial ownership.” The number of shares of common stock and the percentages of beneficial ownership are based on 43,932,063 shares of common stock, which are comprised of 40,518,607 shares of common stock outstanding as of March 31, 2009 and 3,413,456 shares of common stock subject to options held by beneficial owners that are exercisable or that will be exercisable within 60 days of March 31, 2009. The amounts presented may not add due to rounding.
To our knowledge and except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of common stock listed as beneficially owned by them.

		Percent of
	Amount and Nature of	Common Stock
Name and Address of Beneficial Owner (1) (2)	Beneficial Ownership	Beneficially Owned
5% Stockholders:
TA Associates, Inc. (3)	12,259,286	27.9%
TA IX, L.P. (4)	7,583,447	17.3%
TA/Atlantic and Pacific V L.P. (5)	3,033,370	6.9%
TA/Atlantic and Pacific IV L.P. (6)	1,307,663	3.0%
TA Strategic Partners Fund A L.P. (7)	155,268	*
TA Investors II, L.P. (8)	151,663	*
TA Strategic Partners Fund B L.P. (9)	27,875	*
The CapStreet Group, LLC (10)	9,041,074	20.6%
CapStreet II, L.P. (11)	8,091,222	18.4%
CapStreet Parallel II, L.P. (12)	949,852	2.2%
Columbia Wanger Asset Management, L.P. (13)	4,127,000	9.4%
Ralph H. Clinard (14)	2,700,296	6.1%

Directors and Named Executive Officers:
Michael A.R. Wilson (15)	12,259,286	27.9%
Fred R. Lummis (16)	9,041,074	20.6%
Michael H. Clinard (17)	1,194,212	2.7%
J. Chris Brewster (18)	627,102	1.4%
Ronald Delnevo (19)	563,931	1.3%
Jack M. Antonini	316,969	*
Rick Updyke (20)	149,549	*
Jorge M. Diaz (21)	44,742	*
Robert P. Barone (22)	24,306	*
Dennis F. Lynch	10,000	*
J. Tim Arnoult	5,000	*

All directors and executive officers as a group (12 persons)	24,435,462	55.6%

*	Less than 1.0% of the outstanding common stock.

(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership”, meaning ownership of shares as to which a person has or shares investment or voting power. For the purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of March 31, 2009, if that person or group has the right to acquire shares within 60 days after such date.

(2)	The address for each Named Executive Officer and director set forth in the table, unless otherwise indicated, is c/o Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. The address of The CapStreet Group, LLC, CapStreet II, L.P., CapStreet Parallel II, L.P., and Mr. Lummis is c/o The CapStreet Group, LLC, 600 Travis Street, Suite 6110, Houston, Texas 77002. The address of TA Associates, Inc., TA IX, L.P., TA/Atlantic and Pacific V L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Investors II, L.P., TA Strategic Partners Fund B L.P., and Mr. Wilson is c/o TA Associates, John Hancock Tower, 56th Floor, 200 Clarendon Street, Boston, Massachusetts 02116. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606, and the address of Ralph H. Clinard is 3306 Chartreuse Way, Houston, Texas 77082.

(3)	The shares owned by TA Associates, Inc. are owned through its affiliated funds, including TA IX L.P., TA/Atlantic and Pacific IV L.P., TA/Atlantic and Pacific V L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., and TA Investors II, L.P., which we collectively refer to as the TA Funds.

(4)	As reported on Schedule 13G dated as of December 31, 2007 and filed with the SEC on February 14, 2008, TA Associates, Inc. is the general partner of TA IX, L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of 7,583,447 shares. TA IX, L.P. has not sold or purchased any additional Cardtronics stock since the February 2008 filing.

(5)	As reported on Schedule 13G dated as of December 31, 2007 and filed with the SEC on February 14, 2008, TA Associates, Inc. is the general partner of TA Atlantic and Pacific V L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of 3,033,370 shares. TA Atlantic and Pacific V L.P. has not sold or purchased any additional Cardtronics stock since the February 2008 filing.

(6)	As reported on Schedule 13G dated as of December 31, 2007 and filed with the SEC on February 14, 2008, TA Associates, Inc. is the general partner of TA/Atlantic and Pacific IV L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of 1,307,663 shares. TA Atlantic and Pacific IV L.P. has not sold or purchased any Cardtronics additional stock since the February 2008 filing.

(7)	As reported on Schedule 13G dated as of December 31, 2007 and filed with the SEC on February 14, 2008, TA Associates, Inc. is the general partner of TA Strategic Partners Fund A L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of 155,268 shares. TA Strategic Partners Fund A L.P. has not sold or purchased any additional Cardtronics stock since the February 2008 filing.

(8)	As reported on Schedule 13G dated as of December 31, 2007 and filed with the SEC on February 14, 2008, TA Associates, Inc. is the general partner of TA Investors II, L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of 151,663 shares. TA Investors II, L.P. has not sold or purchased any additional Cardtronics stock since the February 2008 filing.

(9)	As reported on Schedule 13G dated as of December 31, 2007 and filed with the SEC on February 14, 2008, TA Associates, Inc. is the general partner of TA Strategic Partners Fund B L.P., and each may be considered a beneficial owner, with sole voting and dispositive power of 27,875 shares. TA Strategic Partners Fund B L.P. has not sold or purchased any additional Cardtronics stock since the February 2008 filing.

(10)	The shares owned by The CapStreet Group, LLC are owned through its affiliated funds, CapStreet II, L.P. and CapStreet Parallel II, L.P.

(11)	As reported on Schedule 13G/A dated as of December 31, 2008 and filed with the SEC on February 13, 2009, The CapStreet Group, LLC is the general partner of CapStreet GP II, L.P., which is the general partner of CapStreet II, L.P., and each may be considered a beneficial owner, with shared voting and dispositive power of 8,091,222 shares.

(12)	As reported on Schedule 13G/A dated as of December 31, 2008 and filed with the SEC on February 13, 2009, The CapStreet Group, LLC is the general partner of CapStreet Parellel II, L.P., and each may be considered a beneficial owner, with shared voting and dispositive power of 949,852 shares.

(13)	As reported on Schedule 13G/A dated as of January 31, 2009 and filed with the SEC on February 9, 2009, Columbia Wanger Asset Management, L.P. is considered a beneficial owner, with sole voting and dispositive power of 4,127,000 shares. The shares reported therein include the shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P. Columbia Acorn Trust holds 9.11% of our shares.

(14)	As reported on Schedule 13G dated as of December 31, 2008 and filed with the SEC on February 18, 2009, Mr. Clinard is considered a beneficial owner, with shared voting and dispositive power of 2,700,296 shares.

(15)	The shares indicated as being beneficially owned by Michael A.R. Wilson are owned directly by the TA Funds. Mr. Wilson serves as a Managing Director of TA Associates, Inc., the ultimate general partner of the TA Funds. As such, Mr. Wilson may be deemed to have a beneficial ownership of the shares owned by the TA Funds. Mr. Wilson disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein and 22,310 shares of our common stock.

(16)	The shares indicated as being beneficially owned by Fred R. Lummis are owned directly by CapStreet II, L.P. and CapStreet Parallel II, L.P. Mr. Lummis serves as a senior advisor of The CapStreet Group, LLC, the ultimate general partner of CapStreet II, L.P. and CapStreet Parallel II, L.P. As such, Mr. Lummis may be deemed to have a beneficial ownership of the shares owned by CapStreet II, L.P. and CapStreet Parallel II, L.P. Mr. Lummis disclaims beneficial ownership of such shares.

(17)	Includes 175,641 shares owned directly, 134,000 restricted shares, the forfeiture restrictions on which lapse as to 33,500 shares on each of the first four anniversaries grant date beginning in June 2009, and 208,115 options that are exercisable within 60 days of March 31, 2009. Also included in the shares indicated as being beneficially owned by Mr. Clinard are 541,164 shares owned by the Ralph Clinard Family Trust and 135,292 shares owned by a trust for the benefit of Mr. Clinard, of which Mr. Clinard is a co-trustee of and has shared voting power of and of which he may be deemed to be the beneficial owner.

(18)	Includes 180,000 shares of restricted shares, the forfeiture restrictions on which lapse as to 45,000 shares on each of the first four anniversaries of the grant date beginning in June 2009, and 447,102 options which are exercisable within 60 days of March 31, 2009.

(19)	Includes 69,992 shares owned directly, 176,000 restricted shares, the forfeiture restrictions on which lapse as to 44,000 shares on each of the first four anniversaries of the grant date beginning in June 2009, and 317,939 options which are exercisable within 60 days of March 31, 2009.

(20)	Includes 80,000 restricted shares, the forfeiture restrictions on which lapse as to 20,000 shares on each of the first four anniversaries of the grant date beginning in June 2009, and 69,549 options which are exercisable within 60 days of March 31, 2009.

(21)	Includes 5,000 shares owned directly and 39,742 options that are exercisable within 60 days of March 31, 2009.

(22)	Includes 5,000 shares owned directly and 19,306 options that are exercisable within 60 days of March 31, 2009.

Equity Compensation Plan Information
The following table sets forth information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2008:

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued upon	Weighted-average	Future Issuance under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (excluding
	Options, Warrants	Options, Warrants	Securities Reflected
Plan Category	and Rights	and Rights	in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	253,000	$7.95	1,243,643
Equity compensation plans not approved by security holders (2)	4,035,942	7.96	—

Total	4,288,942	$7.96	1,243,643

(1)	Represents our 2007 Stock Incentive Plan. For additional information on the terms of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Plans — 2007 Plan” below.

(2)	Represents our 2001 Stock Incentive Plan, which was approved by our Board. For additional information on the terms of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Plans — 2001 Plan” below.
EXECUTIVE OFFICERS
Information regarding our executive officers, their ages as of the Annual Meeting, positions at Cardtronics, Inc., and other biographical information is set forth below:

Name	Age	Position
Fred R. Lummis	55	Interim Chief Executive Officer
J. Chris Brewster	60	Chief Financial Officer
Michael H. Clinard	42	President of Global Services
Rick Updyke	50	President of Global Development
Carleton K. Thompson, III	40	Chief Accounting Officer
Ronald Delnevo	54	Managing Director of Bank Machine Ltd.
Fred R. Lummis is the chairman of our Board of Directors and is currently acting as our Interim Chief Executive Officer while we conduct a formal search for a new Chief Executive Officer. The biography of Mr. Lummis is provided under “Continuing Directors” above. During fiscal year 2008, Jack M. Antonini served as our Chief Executive Officer; however, Mr. Antonini’s employment with us and his directorship ended effective March 17, 2009.
J. Chris Brewster has served as our Chief Financial Officer since February 2004. From September 2002 until February 2004, Mr. Brewster provided consulting services to various businesses. From October 2001 until September 2002, Mr. Brewster served as Executive Vice President and Chief Financial Officer of Imperial Sugar Company, a Nasdaq-quoted refiner and marketer of sugar and related products. From March 2000 to September 2001, Mr. Brewster served as Chief Executive Officer and Chief Financial Officer of WorldOil.com, a privately-held Internet, trade magazine, book and catalog publishing business. From January 1997 to February 2000, Mr. Brewster served as a partner of Bellmeade Capital Partners, LLC, a merchant banking firm specializing in the consolidation of fragmented industries. From March 1992 to September 1996, he served as Chief Financial Officer of Sanifill, Inc., a New York Stock Exchange-listed environmental services company. From May 1984 to March 1992, he served as Chief Financial Officer of National Convenience Stores, Inc., a New York Stock Exchange-listed operator of 1,100 convenience stores. Mr. Brewster holds a Bachelor of Science degree in industrial management from the Massachusetts Institute of Technology and a Masters of Business Administration from Harvard Business School.

Michael H. Clinard has served as our President of Global Services since June 2008. Prior to such time, he served as our Chief Operating Officer since he joined us in August 1997. He holds a Bachelor of Science degree in business management from Howard Payne University. Mr. Clinard also serves as a director and Vice President of the ATM Industry Association.
Rick Updyke has served as our President of Global Development since June 2008. Prior to such time, he served as our Chief Strategy and Development Officer since he joined us in July 2007. From February 1984 to July 2007, Mr. Updyke held various positions with Dallas-based 7-Eleven, Inc., a convenience store retail company, most recently serving as Vice President of Corporate Business Development from February 2001 to July 2007. He holds a Bachelor of Business Administration degree in management information systems from Texas Tech University and a Masters of Business Administration from Amberton University.
Carleton K. Thompson, III has served as our Chief Accounting Officer since September 2006. Prior to such time, he served as our Director of Reporting since he joined us in June 2004. From January 2003 until May 2004, Mr. Thompson served as the Chief Financial Officer of Sternhill Partners, a venture capital partnership providing funding for seed and early-stage technology start-ups. From October 2001 until December 2002, Mr. Thompson served as the Chief Accounting Officer of Q Services, Inc., an oilfield services company specializing in well enhancement and production services. Prior to that, Mr. Thompson served in several other corporate finance roles with both privately-held and publicly-traded companies. Mr. Thompson began his career in September 1990 with Arthur Andersen where he spent 8 years working in the firm’s audit practice providing accounting and auditing services to a wide range of clients. Mr. Thompson holds a Bachelor of Science degree in accounting from Trinity University and is a licensed certified public accountant in the state of Texas.
Ronald Delnevo has served as Managing Director of Bank Machine Ltd. (“Bank Machine”) since July 2000 and has been with Bank Machine (formerly the ATM division of Euronet, a processor of financial and payment transactions) since 1998. From May 2005 to December 2007, Mr. Delnevo served as a director on our Board. He currently serves as Chairman of the Association of Independent Cash Machine Operators, a member of two committees of the U.K. Payments Council, a member of the European Board of the ATMIA, and a member of two committees of Link, the operator of the primary U.K. ATM network that connects almost all U.K. ATM operators. Prior to joining Bank Machine, Mr. Delnevo served in various consulting roles in the retail sector. Mr. Delnevo was educated at Heriot Watt University in Edinburgh and holds a degree in business organization and a diploma in personnel management.
COMPENSATION DISCUSSION AND ANALYSIS
Objectives of Our Executive Compensation Program
The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our company to meet its business objectives and to increase overall stockholder value. To achieve these objectives, our Compensation Committee’s philosophy has been to implement a compensation program that aligns the interests of management with those of our investors and to provide a compensation program that creates incentives for and rewards performance of the individuals based on our overall success. Specifically, our compensation program provides management with the incentive to increase our adjusted earnings before interest expense, income taxes, depreciation expense, and amortization expense, or adjusted EBITDA (as defined in our revolving credit facility). In addition, we intend for our compensation program to both compensate our executives on a level that is competitive with companies comparable to us as well as maintain a level of internal consistency and equity by paying higher amounts of compensation to our more senior executive officers based on job role and complexity along with individual talent and performance.
Our Compensation Committee believes that it is in the best interests of our investors and our executive officers that our compensation program remains relatively uncomplicated and straightforward, which should reduce the time and cost involved in setting our compensation policies and calculating the payments under such policies, as well as reduce the time involved in furthering our investors’ understanding of such policies.

Named Executive Officers
The Compensation Committee’s responsibility includes the establishment of all compensation programs for our executive officers as well as oversight for other broad-based employee benefits programs. The responsibilities focused on in this Compensation Discussion and Analysis relate primarily to our Named Executive Officers. For the year ended December 31, 2008, our Named Executive Officers were:

Name	Position
Jack M. Antonini	Chief Executive Officer
J. Chris Brewster	Chief Financial Officer
Michael H. Clinard	President — Global Services (former Chief Operating Officer)
Rick Updyke	President — Global Development (former Chief Strategic and Development Officer)
Ronald Delnevo	Managing Director of Bank Machine Ltd.
In March 2009, we announced that Mr. Antonini would be leaving our company and the Board of Directors effective as of March 17, 2009. Fred R. Lummis, Chairman of the Board, agreed to serve as Interim Chief Executive Officer while the Board conducts a formal search for Mr. Antonini’s permanent successor. Mr. Lummis will not receive any compensation for his service as Interim Chief Executive Officer.
Compensation Review
Historically, our management has performed (typically every other year) an informal market survey of the competitiveness of our total compensation packages paid to our executive officers through a review of compensation paid by companies with whom we believe we compete for executive level talent. However, in 2008, the Compensation Committee engaged the independent compensation consulting firm Pearl Meyer & Partners (“Pearl Meyer”) to provide advice and counsel on executive compensation matters. The consulting firm provides no services to our company other than those provided directly to or on behalf of the Compensation Committee. Pearl Meyer conducted a thorough review of our executive compensation program, including base salary, annual incentive targets and plan metrics, total cash compensation, long-term incentives, and total direct compensation. The data contained in this study provide our Compensation Committee with a foundation for making compensation-related decisions. Throughout the course of the engagement, Pearl Meyer has provided our Compensation Committee with the following:
•	updates regarding regulatory changes affecting our compensation program;
•	information on market trends, practices and other data;
•	assistance in designing program elements; and
•	overall guidance and advice about the efficacy of each element of our compensation program and its fit within the Committee’s developing compensation philosophy.
Until the Pearl Meyer study, no comprehensive study had been conducted to review the executives’ pay elements, the weighting of these elements, and the position to the competitive markets. The data contained in this study provide our Compensation Committee with a foundation for making compensation-related decisions. As a result, the Compensation Committee decided that it will develop and implement a more formal compensation strategy in 2009 that will govern future compensation decisions.
Use of Peer Companies
The Compensation Committee analyzes the compensation practices of a group of companies we consider to be our peers. Composition of the peer group is based upon a combination of the following factors: (1) companies that are competitors for products and services; (2) companies that compete for our specialized talent; (3) companies that may experience similar market cycles to ours; (4) companies that may be tracked similarly by analysts; and (5) companies that are in a generally comparable bracket of market capitalization and/or revenue to ours.

The peer group provides meaningful reference points for competitive practices, types of equity rewards used, and share usage levels for the executives as well as the total amount of shares set aside for equity programs. The Compensation Committee’s goal is to provide a total compensation package that is competitive with prevailing practices in our industry and within the peer group. Individual peers utilized in the peer group will be periodically reviewed and may change over time, as needed. The peer group used for the 2008 market analysis was as follows:

Company Name	Fiscal Year 2008 Revenue
(In millions)
Coinstar, Inc.	$911.9
Euronet Worldwide, Inc.	1,045.7
Global Cash Access Holdings, Inc.	671.6
Heartland Payment Systems, Inc.	1,544.9
TNS, Inc.	344.0
Wright Express Corporation	393.6
In addition to studying peer practices, the Compensation Committee also considers the best practices in compensation policies from other companies and does not react or structure our compensation programs on market data alone. The Compensation Committee did not use the peer group to establish a particular range of compensation for any element of pay in 2008. Rather, peer group and other market data were used as a general guideline in the Compensation Committee’s deliberations.
Role of the Chief Executive Officer in Executive Compensation Decisions
Our Chief Executive Officer (“CEO”) works closely with our Compensation Committee. Specifically, he provides his assessment and recommendations on the competitiveness of our compensation programs, as well as performance issues and challenges. He also makes recommendations for consideration pertaining to his subordinate team. The Compensation Committee takes these recommendations into consideration and either approves the recommendations or works with the CEO to develop suitable solutions. The CEO does not, however, make, participate in, provide input for or make recommendations about his own compensation. The Compensation Committee also meets in executive session, independently of the CEO and other members of senior management, to review not only compensation issues related to the CEO but those of all Named Executive Officers and employees.
Role of the Chief Executive Officer and Chief Financial Officer in Compiling the Compensation Discussion and Analysis Data
The management team, with some assistance of an outside firm, Pearl Meyer, compiled the tabular data for this Compensation Discussion and Analysis. The Compensation Committee has reviewed this data for thoroughness, consistency, and accuracy within the framework of the general charter of the Compensation Committee (described in “Corporate Governance — Committees of Our Board”).

General Calendar of Events and Decision Making
The Compensation Committee meets periodically in each quarter of the fiscal year, as needed, to address compensation administration issues and initiatives. A general summary of the 2008 schedule follows:

Quarter of 2008	Items Associated with Plan Administration
1st Quarter	Reviewed results of operations, bonus plan funding and allocation process; finalized equity grants and bonus pools. Entertained merit recommendations, reviewed CEO performance and acted on recommendations flowing from the appraisal process. Approved director compensation package.
2nd Quarter	Approved key terms/conditions for employment and restricted stock agreements for executive officers. Approved 2008 Executive Performance Bonus Plan and established EBITDA targets. Approved equity incentive awards for executive officers and certain other employees. Approved retention of an outside consulting firm, Pearl Meyer, to conduct a formal compensation study.
3rd Quarter	Approved equity incentive awards to other executives. Approved work plan of Pearl Meyer.
4th Quarter	Reviewed market data from peer data, assessed against current practices and formulated recommendations for changes to the next fiscal year’s programs.
Components of Executive Compensation
Our executive compensation program consists of three primary elements: (1) base salary, (2) annual non-equity incentive plan compensation, and (3) equity awards. In determining the level of total compensation to be set for each compensation component, our Compensation Committee considers a number of factors, including market competitiveness analyses of our compensation levels compared with those paid by comparable companies, our most recent annual performance, each individual executive officer’s performance, the desire to maintain internal equity and consistency among our executive officers and other considerations that the Compensation Committee deems to be relevant.
In addition to the three primary components, we provide our executive officers with discretionary bonuses (as conditions warrant), severance, certain other generally available benefits, such as healthcare plans, that are available to all employees and certain limited perquisites. While our Compensation Committee reviews the total compensation package we provide to each of our executive officers, our Board and the Compensation Committee view each element of our compensation program as serving a specific purpose and therefore as distinct elements. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation. Accordingly, we have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.

The table below provides a summary of each element of pay, the form in which it is paid, the purpose or objective of each element and any performance metrics associated with each element.

Element	Form of Compensation	Purpose / Objective	Performance Metric(s)
Base Pay	Cash — fixed	To recognize role, responsibilities and experience consistent with market for comparable positions	Not performance-based, but an executive’s advancement in our company over time is.

Non-Equity Incentive Plan Compensation	Cash — variable	To reward operating results consistent with the Management Incentive Plan (MIP) and to provide a strong motivational tool to achieve earnings and other related pre-established objectives	EBITDA; compliance with the Sarbanes-Oxley Act of 2002

Long-Term Incentive	Stock options and restricted stock awards — variable	To create a strong financial incentive for achieving or exceeding long-term performance goals and encourage a significant equity stake in our company	Varies

Discretionary Bonuses	Cash — variable	To reward an executive for significant contributions to a company initiative or when the executive has performed at a level above what was expected	Varies

Health, Life, Retirement Savings and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance and disability plans — generally fixed	Plans are part of our broad-based employee benefits program	Not performance-based

Executive Severance and Change in Control Agreements	Payment of compensation and for benefit coverage costs in the form of separation payments — subject to compliance with restrictive covenants and related conditions. Levels are fixed for duration of employment agreements	To provide the executive with assurances against certain types of terminations without cause or resulting from change-in-control where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the stockholders’ interests at all times	Not performance-based

Limited Perquisites	Cash — fixed	To provide executive with additional benefits considered necessary or customary for his position	Not performance-based

Base Salary
The base salaries for our executive officers are set at levels believed to be sufficient to attract and retain qualified individuals. We believe that our base salaries are an important element of our executive compensation program because they provide our executive officers with a fixed income stream, based upon their roles within our organization and their relative skills and experience. Initial base salary levels, which for the Named Executive Officers are set or approved by our Compensation Committee, take into consideration, in addition to the scope of an individual executive’s responsibilities, the compensation paid by other companies with which we believe we compete for executives.
Subsequent changes in the base salaries of executive officers, other than the CEO, are reviewed and approved by our Compensation Committee based on recommendations made by our CEO, who conducts annual performance reviews of each executive. Subsequent changes in the base salary of the CEO are determined by our Compensation Committee, which reviews the CEO’s performance on an annual basis. Both the CEO’s review and the Compensation Committee’s review include an analysis of how an individual executive performed against his personalized goals, which are jointly set by the executive and the CEO at the beginning of each year, or, in the case of the CEO, by the CEO and the Board. In terms of weighting the factors that influence decisions related to base salaries, the individual performance of an executive against his goals is heavily weighted and accounts for roughly 80% of the committee’s considerations while additional factors considered are weighted, on average, at only 20%. For a given year, additional factors may include other achievements or accomplishments of the individual during the year, any mitigating priorities during the year that may have resulted in a change in the executive’s goals, market conditions, an executive’s participation in the development of others within our company, and whether additional responsibilities were assumed by the executive during the period. Under each executive’s employment agreement, base salary increases are targeted at 5% per annum.
2008 Base Salaries. For 2008, the CEO proposed, and the Compensation Committee approved, base salary increases of 5% for our President of Global Development and the Managing Director of Bank Machine. These percentages are consistent with the 5% targeted increases outlined in their employment agreements. Our CEO and CFO, however, received increases of 9% and 10%, respectively, primarily due to their performance against their goals during 2007 and the additional responsibilities assumed by them as a result of our initial public offering, which was completed in December 2007. Finally, our President of Global Services received an increase in his base salary of 53% as a result of his promotion from Chief Operating Officer, the additional responsibilities assumed as a result of his promotion, our desire to retain Mr. Clinard as a part of our organization given the depth of his knowledge of our company and the ATM industry and the elimination of his automobile allowance, which was previously provided to Mr. Clinard under the terms of his former employment agreement. The amount of Mr. Clinard’s increase was not determined through benchmarking; rather, the Compensation Committee arrived at what it subjectively believed was the appropriate amount.
2009 Base Salaries. For 2009, the CEO proposed, and the Compensation Committee approved, that no merit increases be granted in 2009 for employees whose base salaries exceeded a predetermined level. This salary freeze, which applies to all of our Named Executive Officers, was one of the many actions taken by our company in 2008 and 2009 in response to deteriorating economic conditions.
Annual Non-Equity Incentive Plan Compensation
To accomplish our goal of aligning the interests of management with those of our investors, the Compensation Committee ties a portion of the annual cash compensation earned by our executives to a targeted level of financial operating results. Each year, management proposes and the Compensation Committee approves a non-equity incentive compensation plan. Under each annual plan, each executive officer has a target payout, which is provided under the terms of his employment agreement and is based on a percentage of his base salary. The determination of the ultimate payout to an executive is primarily based on the achievement of company-level financial objectives. Although the Compensation Committee does consider an executive’s performance against his individual goals in determining the ultimate amount to be paid to an executive, these goals are not specifically weighted and the achievement of company-level objectives is the primary driver of the payout amounts.
Our annual non-equity incentive compensation plan, as opposed to any equity grants, is designed to more immediately reward our executive officers for their performance during the most recent year. We believe that the immediacy of these cash incentives, in contrast to our equity grants that vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives and thus our company-level objectives on an annual basis. As such, we believe our non-equity incentive compensation plans are a significant motivating factor for our executive officers, and we believe they have been a significant factor in attracting and retaining our executive officers.

Under the terms of our non-equity incentive plan for 2008 (the “2008 Performance Bonus Plan”), our company-level financial objectives involved the achievement of an adjusted EBITDA target goal for our consolidated operations (with the exception of the Managing Director of Bank Machine, as discussed further below) and compliance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). In addition to these company-level goals, each executive’s 2008 goals were directly tied to achieving the 2008 adjusted EBITDA target and compliance with Sarbanes-Oxley. To ensure proper focus on these goals, each executive’s 2008 goals were prioritized at the time they were set and included at least two goals for which actual performance could be evaluated, using quantitative metrics, such as revenues from new contracts signed, costs per transaction, or other key profit drivers. In determining the ultimate payouts under the 2008 plan, the Compensation Committee considered an individual executive’s performance against his goals.
Assuming all non-financial company goals were achieved (i.e., Sarbanes-Oxley compliance and no material covenant violations), the 2008 annual incentive compensation pool was targeted to be funded if the consolidated adjusted EBITDA achieved was equal to at least 90% of the targeted adjusted EBITDA amount and was to be funded on the following basis:

Actual Adjusted EBITDA	Estimated Payout
as a % of Target EBITDA	as a % of Target
< 90%	0%
90%	50%
95%	75%
100%	100%
105%	125%
110%	150%
115%	175%
120%	200%
> 120%	200%
In the event the actual adjusted EBITDA as a percentage of the target EBITDA fell between two of the percentages shown above, interpolation would be used to determine the appropriate pool percentage. For example, if we achieved 97.5% of the target EBITDA, the pool would be funded at 87.5% of the target. If we achieved 108% of target EBITDA, the pool would be funded at 140% of the target. In the event our consolidated adjusted EBITDA fell below 90% of the targeted adjusted EBITDA amount, if, in the judgment of the Audit Committee, Sarbanes-Oxley compliance was not achieved in all material respects, or if there was a material violation of our bank covenants, the Compensation Committee, in its sole and absolute discretion, could decide whether or not to pay any amounts under the plan. However, even if the goals were not achieved, the Compensation Committee could, at its discretion, consider other mitigating factors and ultimately determine that payment was warranted. This discretion enables the Compensation Committee to acknowledge circumstances or developments, which may impact our overall performance relative to our adjusted EBITDA target and which should not, in all cases, prohibit the payment of a bonus on a selective basis to individual officers who met or exceeded their performance goals, notwithstanding our failure to meet our established target.
Additionally, in the event our consolidated adjusted EBITDA exceeded 90%, despite the payout percentages that are outlined in the plan, the Compensation Committee could also exercise discretion and adjust one or more executive’s percentages as it deems appropriate based on one or more factors, including an executive’s performance against his individual performance goals. Although historically there was no formal cap on the payout amount an executive may receive under our previous non-equity incentive compensation plans, our Compensation Committee, in an effort to manage costs and maximize stockholder return, placed a formal cap on payouts under the 2008 Performance Bonus Plan. For the same reason, the Compensation Committee also reduced the payout percentages in the 2008 from those in the 2007 plan. As a result, the maximum amount an executive could receive under this plan was 200% of his individual target goal, as noted in the above table.
Adjusted EBITDA Target for our Executive Officers in the United States. For the year ended December 31, 2008, the targeted adjusted EBITDA amount was $88.0 million for our consolidated operations. The targeted adjusted EBITDA amount for a given period is typically set within or above the adjusted EBITDA range communicated to our investors at the beginning of each year ($86.0 million to $90.0 million for 2008.) However, in the event the Board formally approves actions, such as a material acquisition, that may affect the attainment of the originally forecasted budget EBITDA, the budget impact is determined and presented to the Compensation Committee for approval of a revised budgeted EBITDA figure for bonus calculation purposes. No such revisions were required in 2008.

Adjusted EBITDA Target for our Executive Officer in the United Kingdom. The Managing Director of Bank Machine participates in the same non-equity incentive compensation plan as our other executives; however, the adjusted EBITDA target utilized to measure his performance and calculate his non-equity incentive compensation is the adjusted EBITDA contributed by our United Kingdom operations rather than the consolidated EBITDA used for our other executive officers. Our Compensation Committee believes the adjusted EBITDA of our United Kingdom operations is a more appropriate target to use for the Managing Director of Bank Machine, as his actions more directly impact and ultimately drive the results of our U.K. operations than our consolidated results. For 2008, the targeted adjusted EBITDA amount for our United Kingdom operations was £11.3 million.
Achievability of Adjusted EBITDA Targets. As noted above, the annual company-level financial target set under our incentive plan is consistent with the adjusted EBITDA range reflected in our annual budget and communicated to investors at the beginning of each year. The target for our United Kingdom operations is also consistent with the adjusted EBITDA amount in our annual budget for our United Kingdom operations. As we expect to achieve our budgeted adjusted EBITDA amounts when they are set and the financial targets set under our annual incentive plan are consistent with the adjusted EBITDA range reflected in our annual budget, we have similar expectations that the targets under our annual incentive plan will be achieved.
2008 Payouts. For the year ended December 31, 2008, we achieved compliance with Sarbanes-Oxley, had no material covenant violations, and on a consolidated basis, we achieved approximately 94.5% of our target EBITDA, which equated to a 72.4% bonus pool funding for our United States operations. Additionally, the committee considered how each U.S. executive performed with respect to his individual performance goals and adjusted the 72.4% payout threshold accordingly. However, our United Kingdom operations only achieved EBITDA equal to approximately 40% of the targeted adjusted EBITDA. As a result, the committee determined that no bonus would be awarded to our United Kingdom Named Executive Officer. For the specific awards granted to each Named Executive Officer under the 2008 Performance Bonus Plan, see the “Non-Equity Incentive Plan Compensation” column of our “Summary Compensation Table for 2008” included in “Executive Compensation” below.
Long-term Incentive Program
We have two long-term equity incentive plans — the 2007 Stock Incentive Plan (the “2007 Plan”) and the 2001 Stock Incentive Plan (the “2001 Plan”). The purpose of each of these plans is to provide directors and employees of our company and our affiliates with additional incentive and reward opportunities designed to enhance the profitable growth of our company and affiliates. Equity awards granted under both plans generally vest ratably over four years based on continued employment and expire ten years from the date of grant. This vesting feature is designed to aid in officer retention as this feature provides an incentive for our executive officers to remain in our employment during the vesting period.
Currently, there is no formal policy for granting equity awards to our executive officers, nor is there a policy in place with respect to the allocation of grants between the various types of equity instruments eligible to be awarded under the plans. Rather, all grants are discretionary and are made by the Compensation Committee, who administers the plans. As most of our Named Executive Officers have established a significant ownership position in our stock and/or options, they gain significant value through the long-term appreciation in our stock, which we believe contributes to the alignment of their interests with those of our stockholders. In general, this also means that those executives’ incentives will not be substantially altered by a grant of restricted stock or stock options. As a result, we expect issuances to our existing executive officers under our stock incentive programs to be somewhat episodic with the focus on situations in which the individual executive (1) is making significant contributions to our success and is judged to not have enough ownership to create a sufficient long-term incentive for that executive, or (2) has made individual contributions that significantly exceeded our expectations of company growth. In these situations, the Compensation Committee may decide to provide such executive with additional equity, thereby providing him with additional equity value for having impacted our overall stockholder value.
In its considerations of whether or not to make equity grants to our executive officers and, if such grants are made, in its considerations of the size of the grants, our Compensation Committee considers our company-level performance, the applicable executive officer’s performance, comparative share ownership by comparable executives of comparable companies, the amount of equity previously awarded to the applicable executive officer, the vesting of such awards, and the recommendations of management. While there is no formal weighting of these elements, the Compensation Committee considers each in its analysis.

2008 Equity Grants. In June 2008, our Compensation Committee awarded shares of restricted stock to certain of our employees, including each of our Named Executive Officers, under the 2007 Plan. The forfeiture provisions on the restricted stock awarded to our Named Executive Officers lapse at a rate of 25% of the total award on each of the first four anniversaries of the grant date. In determining the quantity of shares to be granted to each Named Executive Officer, management considered each such officer’s outstanding equity awards, stock ownership levels, the strategic value of the officer’s role to our company and the impact of our 2007 initial public offering on the value of awards previously made to such officer. Based on those factors, management made recommendations to the Compensation Committee on the number of shares that it believed should be award to each such Named Executive Officer. The Compensation Committee approved the recommendations and believes that these additional grants created equity packages appropriate for each executive and that each Named Executive Officer is now adequately incentivized to work to enhance the profitability of our operations.
Future Considerations. Historically, our company has not had a formal policy regarding grants made under our equity incentive plans. However, during 2009, our Compensation Committee intends to develop a formal equity policy that will, among other things, govern the timing of grants and the mix of equity awards granted to executives beginning in 2010 as well as whether the awards will have a performance vesting element. As a result, the timing and mix of equity instruments granted by the Compensation Committee in the future will likely change.
Discretionary Bonuses
If and when it considers it appropriate, our Compensation Committee may grant bonuses to our employees, including our Named Executive Officers. Examples of circumstances in which employees may be awarded a bonus include situations in which an employee has made significant contributions to a company initiative or has otherwise performed at a level above what was expected. Unlike awards under our non-equity incentive compensation plan that named executives are eligible for on an annual basis, bonuses are not a recurring element of our executive compensation program. No discretionary bonuses were granted to any of our Named Executive Officers during fiscal year 2008.
Severance and Change of Control Arrangements
Under the terms of their employment agreements, our executive officers are entitled to certain benefits upon the termination of their employment. Generally, these provisions are intended to mitigate some of the risk that our executive officers may bear in working for a developing company like ours, including a change in control. Additionally, the severance provisions are intended to compensate an executive during the non-compete period (required under the terms of each employment agreement), which limit the executive’s ability to work for a similar and/or competing company for the period subsequent to his termination. The severance benefits offered to an individual executive were those negotiated at the time the employment agreement was signed with that particular executive, and therefore, may differ between executive’s contracts. For additional information of the terms of each executive’s severance and change in control benefits, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table —Employment-Related Agreements of Named Executive Officers” and “Executive Compensation — Potential Payments upon a Termination or Change in Control.”
Other Benefits
In addition to base salary, annual cash incentives, long-term equity-based incentives and severance benefits, we provide the following benefits:
•	401(k) Savings Plan. We have a defined contribution 401(k) plan, which is designed to assist our employees in providing for their retirement and allow us to remain competitive in the market place in terms of benefits offered to employees. Each of our executive officers is entitled to participate in this plan to the same extent that our other employees are entitled to participate. In 2007, we began matching 25% of employee contributions up to 6.0% of the employee’s salary (for a maximum matching contribution of 1.5% of the executive’s salary by us). Employees are immediately vested in their contributions while our matching contributions will vest at a rate of 20% per year.

•	Health and Welfare Benefits. Our executive officers are eligible to participate in medical, dental, vision, disability and life insurance, and flexible healthcare and dependent care spending accounts to meet their health and welfare needs under the same plans and terms as the rest of our employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees. This program is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our employees.
•	Perquisites and Other Personal Benefits. We believe that the total mix of compensation and benefits provided to our executive officers is competitive and perquisites should generally not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are very limited in nature. During the first six months of 2008, we provided our President of Global Services and President of Global Development with car allowances pursuant to the terms of their previous employment agreements. However, these allowances were eliminated in June 2008 when the executives signed new or amended agreements. Additionally, we provide the Managing Director of Bank Machine with a car allowance and make contributions into a personal retirement account, as such benefits were being provided to the executive prior to our acquisition of Bank Machine and we, therefore, elected to continue to provide him with such benefits as incentive to remain under our employment.
Stock Ownership Guidelines
At this time, we do not have any formal stock ownership and retention guidelines but recognize the importance of retention of shares by executives as opposed to cashing them out routinely at maturity. The Board and the Compensation Committee feel that retention of equity and attaining a significant investment position is important for true stockholder linkage. While the current long-term incentive grants do provide a significant linkage to stockholder value creation, we will continue to monitor and assess the need associated with instituting more formal guidelines. Additionally, our Insider Trading Policy prohibits employees subject to that policy from hedging, buying on margin and engaging in other speculative trading practices.
Stock Option Granting and Exercise Policy and Policy against Backdating
Under the terms of the governing option agreements, the exercise price of each stock option awarded to employees under our long-term incentive plan is calculated as the average of the high and the lower sales prices of our stock on the date of grant. We do not backdate options and have a specific company policy in place along with a notification system administered by our legal department to be mindful of black-out periods during which the exercise of options or other sales of stock would be prohibited or would violate insider trading rules.
Board and Compensation Committee meetings are generally scheduled at a year or at least several months in advance. The meeting dates at which options, restricted stock or any other rewards are granted are not established in regard to planned releases of earnings or any other major announcements. Also, despite the recent decline in our stock price, at this time the Compensation Committee believes it is not appropriate to recommend any repricing or discounting of options to any of our employees. Furthermore, if in the future the Compensation Committee believes repricing or discounting of options is appropriate, the Compensation Committee will submit such a proposal to a vote of our stockholders for approval of any such actions.

Tax Deductibility of Compensation
Internal Revenue Code (the “Code”) Section 162(m) limits the amount of otherwise deductible compensation to $1,000,000 of the covered compensation paid a Named Executive Officer unless the specifics of the plans impacted have been previously submitted to our stockholders for approval as “performance based compensation.” While the Board and the Compensation Committee strive to preserve the deductibility of all compensation, we have chosen to retain the flexibility of some discretion in the long-term awards to the executives. We will continue to assess the implications of these rules and the trend towards performance-based awards as part of the total reward strategy.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
Respectfully submitted by the Compensation Committee of the Board of Cardtronics, Inc.,
Jorge M. Diaz, Chairman
Fred R. Lummis*
Michael A.R. Wilson

*	Effective March 25, 2009, Mr. Lummis is no longer a member of the Compensation Committee of Cardtronics, Inc.
EXECUTIVE COMPENSATION
Summary Compensation Table for 2008
The following table summarizes, for each of the fiscal years in the three-year period ended December 31, 2008, the compensation paid to or earned by our Named Executive Officers serving as of December 31, 2008.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name & Principal Position	Year	Salary	Bonus	Awards (1)	Awards (2)	Compensation	Compensation		Total
J. M. Antonini	2008	$397,470	$—	$135,246	$—	$136,771	$—		$669,487
Chief Executive Officer (3)	2007	364,651	30,000	11,025	—	176,856	—		582,532
	2006	347,287	—	215,894	—	223,653	—		786,834

J. C. Brewster	2008	$302,500	$—	$202,869	$134,891	$104,091	$—		$744,351
Chief Financial Officer	2007	275,000	30,000	—	132,449	133,375	—		570,824
	2006	248,063	—	—	103,929	209,753	—		561,745

M. H. Clinard	2008	$370,800	$—	$151,025	$89,928	$134,309	$—	(4)	$746,062
President of Global Services	2007	243,101	20,000	—	88,300	129,694	10,739	(4)	491,834
	2006	231,525	—	—	69,286	149,102	—	(4)	458,913

R. Updyke (5)	2008	$291,000	$—	$90,164	$215,482	$100,134	$13,045	(6)	$709,825
President of Global Development

R. Delnevo (7)	2008	$344,698	$—	$198,361	$(47,250)	$—	$45,386	(8)	$541,195
Managing Director of Bank Machine	2007	352,410	—	—	47,250	137,702	51,000	(8)	588,362
	2006	264,500	—	—	—	144,352	46,139	(8)	454,991

(1)	Amounts presented for 2008 represent the amounts recognized us as compensation expense under Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, (“SFAS No. 123R”) associated with the restricted stock grants made to our Named Executive Officers during 2008. For purposes of this disclosure, estimates of forfeitures related to service-based vesting conditions have been omitted. Amounts presented for Mr. Antonini for the years ended December 31, 2007 and 2006 related to restricted stock granted to Mr. Antonini in 2003.

(2)	Amounts presented represent the amounts recognized by us as compensation expense under SFAS No. 123R associated with stock awards granted to Messrs. Antonini, Brewster, and Clinard in 2006 and Messrs. Updyke and Delnevo in 2007. For purposes of this disclosure, estimates of forfeitures related to service-based vesting conditions have been omitted. The negative amount presented in 2008 for Mr. Delnevo represents the reversal of the compensation expense recognized in 2007 pursuant to SFAS No. 123R, excluding forfeitures, as the stock options granted in 2007 did not vest as they were subsequently cancelled in 2008. Assumptions used in the calculation of these amounts are included in Part II, Item 8. Financial Statements and Supplementary Data, Note 3, Stock-Based Compensation, to our audited financial statements for the fiscal year ended December 31, 2008, included in our 2008 Form 10-K.

(3)	As previously noted, Mr. Antonini’s employment with us and his directorship ended effective March 17, 2009.

(4)	The amount presented for 2007 is comprised of $9,750 paid to Mr. Clinard related to the car allowance provided for in his previous employment agreement and $989 of matching contributions under our 401(k) plan. The new employment agreement signed by Mr. Clinard in June 2008 eliminated his car allowance. All other compensation amounts paid to Mr. Clinard in 2008 and 2006 totaled less than $10,000 and have, therefore, been omitted as allowed under Item 402(c)(2)(ix) of Regulation S-K.

(5)	No information is presented for Mr. Updyke for 2007 or 2006, as he did not qualify as a Named Executive Officer prior to 2008.

(6)	The amount presented is comprised of $9,000 paid to Mr. Updyke related to the car allowance provided for in his original employment agreement and $4,045 of matching contributions under our 401(k) plan. The June 2008 amendment to his employment agreement eliminated his car allowance.

(7)	Amounts presented for Mr. Delnevo, excluding amounts presented in the “Stock Awards” and “Option Awards” columns, were converted from pounds sterling to United States dollars at $1.85, $2.00, and $1.84, which represent the average exchange rates in effect for the years ended December 31, 2008, 2007, and 2006, respectively. In prior years, amounts were reported based on the exchange rates in effect as of the end of the applicable year; however, as a result of the volatility in the foreign exchange rates during 2008, we determined it was more appropriate to utilize an average rate for this table and prior year amounts were revised to reflect the average exchange rate for the applicable year.

(8)	Represents $22,200, $24,000, and $22,080 in 2008, 2007, and 2006, respectively, related to a £12,000 annual car allowance, and $23,186 (£12,533), $27,000 (£13,500), and $24,059 (£13,075) of contributions made to a personal retirement account selected by Mr. Delnevo in 2008, 2007, and 2006, respectively. Both the car allowance and the personal retirement account contributions are provided for in his employment agreement.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment-Related Agreements of Named Executive Officers
The terms governing each of our executive’s employment are outlined in individual employment agreements. Below is a description of the agreements in place with each of our Named Executive Officers as of December 31, 2008.
Employment Agreements with Jack M. Antonini — Chief Executive Officer, J. Chris Brewster — Chief Financial Officer, and Michael H. Clinard — President of Global Services. In January 2008, our previous employment agreements with Messrs. Antonini, Brewster, and Clinard expired and we subsequently signed new agreements with these executives in June 2008. Under the terms of the new agreements, Messrs. Antonini, Brewster and Clinard received annual base salaries of $397,470, $302,500, and $370,800, respectively, in 2008. The annual base salaries are subject to periodic review by the Board (or a committee thereof) and may be increased at any time. Under the terms of the agreements, each executive is eligible to receive a performance-based bonus payable on or before March 15th of each year. The bonus at targeted levels of performance is equal to 50% of the executive’s base salary, with the annual payout subject to approval by the Board (or a committee thereof). However, as the ultimate payout of the annual award is determined at the sole discretion of our Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. (For additional information on the terms of our non-equity incentive compensation plan, see “Compensation Discussion and Analysis — Annual Non-Equity Incentive Plan Compensation” above.) In addition, each executive is entitled to receive perquisite benefits made available to other senior officers, sick leave, and four weeks paid vacation time each year. The terms of the agreements expire in June 2011 and, unless terminated sooner, continue on a year-to-year basis.
In addition to the terms summarized above, the agreements provide for severance compensation upon termination of the executive’s employment. If the executive’s employment terminates due to (1) medical or mental disability, (2) death, (3) “Cause” (as defined in the agreements), or (4) the executive resigns for other than “Good Reason” (as defined in the agreements), the executive is entitled to receive payment for all accrued but unpaid base salary, reimbursement of all accrued but unreimbursed expenses, and benefits to which the executive is entitled. If the executive’s employment terminates due to reasons other than those set forth above, the executive is entitled to any unpaid annual bonus for the calendar year preceding the termination, a bonus for the calendar year in which the termination occurs (subject to the conditions set forth in the agreements), and severance in an amount equal to two times the sum of the executive’s base salary as of the termination date and the executive’s “Average Annual Bonus” amount (as defined in the agreements). Furthermore, in the event the termination occurs within the one-year period beginning on the date of a “Change in Control” (as defined in the agreements), any vested stock options held by the executive will remain exercisable for five years following the termination date.

Mr. Antonini’s employment with us and his directorship ended effective March 17, 2009.
Employment Agreement with Rick Updyke — President of Global Development. In July 2007, we entered into an employment agreement with Rick Updyke. In June 2008, Mr. Updyke’s July 2007 employment agreement was amended to extend its term to June 2011. Under his employment agreement, Mr. Updyke received an annual salary in 2008 of $291,000, subject to annual increases as determined by our Compensation Committee at its sole discretion, with such increases being targeted at 5% of the previous year’s base salary. In addition, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Updyke may be entitled to an annual award under a non-equity incentive plan, with such award targeted as being 50% of his base salary. However, as the ultimate payout of the annual award is determined at the sole discretion of our Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. (For additional information on the terms of our non-equity incentive compensation plan, see “Compensation Discussion and Analysis — Annual Non-Equity Incentive Plan Compensation” above.) In addition, Mr. Updyke is entitled to receive perquisite benefits made available to other senior officers, sick leave, and four weeks paid vacation time each year. Under the terms of his previous employment agreement, Mr. Updyke was also entitled to receive a car allowance and received such an allowance during the first six months of 2008. However, this allowance was eliminated in June 2008 when his employment agreement was amended.
In addition to the terms summarized above, the agreement provides for severance compensation upon termination of Mr. Updyke’s employment. Specifically, if Mr. Updyke’s employment terminates due to (1) medical or mental disability, (2) death, (3) “Cause” (as defined in the agreement), or (4) he resigns for other than “Good Reason” (as defined in the agreement), he is entitled to receive (1) payment for all accrued but unpaid base salary, (2) reimbursement of all accrued but unreimbursed expenses, (3) benefits to which he is entitled under the terms of any applicable benefit plan or program, and (4) in the case of termination of employment for any reason other than Cause, payment of any unpaid bonus for the fiscal year ending prior to the date of such termination and a pro rata bonus for the fiscal year in which the termination occurred. If Mr. Updyke’s employment terminates because of a “Without Cause Termination” by the company (as defined in the agreement) or for Good Reason by the employee, in addition to item 1-4 above, he is also entitled to receive severance equal to his base salary as of the termination date for 12 months.
Employment Agreement with Ronald Delnevo — Managing Director of Bank Machine. In May 2005, we entered into an employment agreement with Ronald Delnevo which runs though May 17, 2009. In June 2008, Mr. Delnevo’s May 2005 employment agreement was amended to extend his term to June 2011. Under the employment agreement, Mr. Delnevo received an annual base salary in 2008 of £186,323 ($344,698 based on the average exchange rate in effect during fiscal year 2008), subject to increases as determined by our Compensation Committee in its sole discretion, with such increases being targeted to be 5% of the previous year’s base salary. In addition, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Delnevo may be entitled to an annual award under a non-equity incentive plan, with such award targeted as being 40% of his base salary. However, as the ultimate payout of the annual award is determined at the sole discretion of our Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. (For additional information on terms of our bonus plan, see “Compensation Discussion and Analysis —Annual Non-Equity Incentive Plan Compensation” above.) Further, should we terminate Mr. Delnevo without cause, or should Mr. Delnevo terminate his employment with us for good reason, as defined in the employment agreement, then he may receive payment of an amount not to exceed 12 months of his base salary from us.

Equity Incentive Plans
As noted above, we have two long-term equity incentive plans — the 2007 Plan and the 2001 Plan. Below is a description of each.
2007 Plan. In August 2007, our Board and our stockholders approved our 2007 Plan. The adoption, approval, and effectiveness of this plan were contingent upon the successful completion of our initial public offering, which occurred in December 2007. The 2007 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Code, options that do not constitute incentive stock options, restricted stock awards, performance awards, phantom stock awards, and bonus stock awards. The number of shares of common stock that may be issued under the 2007 Plan may not exceed 3,179,393 shares, subject to further adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. As of December 31, 2008, 253,000 options and 1,682,750 shares of restricted stock had been issued under the 2007 Plan.
2001 Plan. In June 2001, our Board adopted our 2001 Plan. Various plan amendments have been approved since that time, the most recent being in November 2007. The 2001 Plan allowed for the issuance of equity-based awards in the form of non-qualified stock options and stock appreciation rights. However, as a result of the adoption of the 2007 Plan, at the direction of the Board, no further awards will be granted under our 2001 Stock Incentive Plan. As of December 31, 2008, options to purchase an aggregate of 6,438,172 shares of common stock (net of options cancelled) had been granted pursuant to the 2001 Plan, all of which were non-qualified stock options, and options to purchase 2,342,617 shares of common stock had been exercised.
As previously noted, during 2008, the Compensation Committee awarded shares of restricted stock to certain of our employees, including each of our Named Executive Officers, under the 2007 Plan. The forfeiture provisions on the restricted stock awards granted to our Named Executive Officers lapse at the rate of 25% of the total award on each of the first four anniversaries of the grant date. However, under the terms of the agreements with Messrs. Antonini, Brewster and Clinard, if a “Change in Control” (as defined in the agreements) occurs after the date of grant and on or before the date of the termination of the executive’s employment, then the “Forfeiture Restrictions” (as defined in the agreements) lapse with respect to 50% of the restricted shares effective as of the date upon which the Change in Control occurs. Further, under the terms of the agreements with Messrs. Antonini, Brewster, and Clinard, if following a Change of Control the executive is subsequently terminated and such termination is an “Involuntary Termination” (as defined in the agreements) or a “Good Reason Termination” (as defined in the agreements), all remaining Forfeiture Restrictions lapse effective as of the date of such termination. Finally, with regards to the shares granted to Mr. Delnevo, in the event the receipt of the shares or the lapse of the Forfeiture Restrictions results in compensation income or wages to Mr. Delnevo that are subject to National Insurance contributions (as further discussed in the agreement), the company has agreed to pay these obligations, up to a maximum total of 13.8% of such income or wages.
Salary and Annual Non-Equity Incentive Plan Compensation in Proportion to Total Compensation
The following table sets forth the percentage of total compensation that we paid in the form of base salary, discretionary bonuses, and annual non-equity incentive plan compensation for the year 2008 to each Named Executive Officer listed in the “Summary Compensation Table for 2008”:

Percentage of
Name	Total Compensation
J. M. Antonini	79.8%
J. C. Brewster	54.6%
M. H. Clinard	67.7%
R. Updyke	55.1%
R. Delnevo	63.7%

Grants of Plan-Based Awards for 2008
The following table sets forth certain information with respect to the restricted shares granted during the year ended December 31, 2008 as well as the details regarding other plan-based awards granted in 2008 to each of our Named Executive Officers listed in the “Summary Compensation Table for 2008”:

							All Other	Grant Date
							Stock Awards:	Fair Value
			Estimated Possible / Future Payouts Under				Number of	of Stock and
		Approval	Non-Equity Incentive Plan Awards(1)				Shares of Stocks	Option
Name	Grant Date	Date(2)	Threshold	Target		Maximum(3)	Or Units	Awards

J. M. Antonini	6-20-08	6-17-08	—	—		—	120,000	$1,014,000
	—	—	$—	$198,735		$397,470	—	—

J. C. Brewster	6-20-08	6-17-08	—	—		—	180,000	$1,521,000
	—	—	$—	$151,250		$302,500	—	—

M. H. Clinard	6-20-08	6-17-08	—	—		—	134,000	$1,132,300
	—	—	$—	$185,400		$370,800	—	—

R. Updyke	6-20-08	6-17-08	—	—		—	80,000	$676,000
	—	—	$—	$145,500		$291,000	—	—

R. Delnevo	6-20-08	6-17-08	—	—		—	176,000	$1,487,200
	—	—	$—	$137,879	(4)	$275,758	—	—

(1)	Represents the dollar value of the applicable range (threshold, target and maximum amounts) of bonuses estimated to be awarded to each named executive officer for 2008. The actual non-equity incentive plan awards paid to the Named Executive Officers for 2008 are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table for 2008”.

(2)	Represents the date our Compensation Committee formally approved the restricted share grants. The approval date differs from the actual grant date, as such grants were contingent upon the Named Executive Officers executing new or amended employment agreements with us, which occurred on June 20, 2008.

(3)	Under the 2008 Performance Bonus Plan, the maximum payout amount an executive could receive in 2008 was equal to 200% of his individual target goal.

(4)	Amount shown for Mr. Delnevo was converted from pounds sterling to United States dollars at $1.85, which represents the average exchange rate in effect during fiscal year 2008.
Outstanding Equity Awards at Fiscal 2008 Year-End
The following table sets forth information for each of our Named Executive Officers regarding the number of shares subject to both exercisable and unexercisable stock options and the number of shares of restricted stock that have not vested as of December 31, 2008.

	Option Awards					Share Awards
	Number	Number
	Securities	Securities				Number of	Market Value
	Underlying	Underlying				Shares or Units	of Shares or
	Unexercised	Unexercised		Option	Option	of Stock That	Units of Stock
	Options (#)	Options (#)		Exercise	Expiration	Have Not	That Have
Name	Exercisable	Unexercisable		Price	Date	Vested(1)	Not Vested(2)
J. M. Antonini	—	—		—	—	120,000	$154,800
J. C. Brewster	—	—		—	—	180,000	$232,200
	357,682	—		$6.54	03-31-2014	—	—
	59,614	59,613	(3)	$10.55	03-05-2016	—	—
M. H. Clinard	—	—		—	—	134,000	$172,860
	98,696	—		$0.74	06-03-2011	—	—
	49,805	—		$1.48	03-02-2012	—	—
	39,742	39,743	(3)	$10.55	03-05-2016	—	—
R. Updyke	—	—		—	—	80,000	$103,200
	69,549	208,648	(4)	$13.08	07-15-2017	—	—
R. Delnevo	—	—		—	—	176,000	$227,040
	238,455	79,484	(5)	$10.55	05-16-2015	—	—

(1)	The forfeiture provisions on these shares lapse at the rate of 25% of the underlying shares on each of the first four anniversaries of the grant date, the first of which will occur on June 20, 2009 and the last of which will occur on June 20, 2012. All of Mr. Antonini’s shares were forfeited effective March 17, 2009 as a result of his employment ending on that date.

(2)	The market value of shares that have not vested is based on the closing price of our stock as of December 31, 2008 of $1.29 per share.

(3)	These stock options become exercisable as to 25% of the underlying option shares on each of the first four anniversaries of the grant date. 25% of the underlying option shares for the stock options granted on March 6, 2006 became exercisable on each of March 6, 2007 and March 6, 2008. These remaining options will vest in two equal annual installments, the first of which occurred on March 6, 2009 and the last of which will occur on March 6, 2010.

(4)	These stock options become exercisable as to 25% of the underlying option shares on each of the first four anniversaries of the employee’s employment date. 25% of the underlying option shares for the stock options became exercisable on July 21, 2008. These remaining options will vest in three equal annual installments, the first of which will occur on July 21, 2009 and the last of which will occur on July 21, 2011.

(5)	These stock options become exercisable as to 25% of the underlying option shares on each of the first four anniversaries of the grant date. 25% of the underlying option shares for the stock options granted on May 17, 2005 became exercisable on each of May 17, 2006, May 17, 2007, and May 17, 2008. These remaining options will vest on May 17, 2009.

Option Exercises and Stock Vested during Fiscal Year 2008
During the fiscal year ended December 31, 2008, none of our Named Executive Officers exercised any stock options or had any restricted shares vest.
Pension Benefits
Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. In the future, however, the Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if it determines that doing so is in our best interests (e.g., in order to attract and retain employees.)
Nonqualified Deferred Compensation
Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. In the future, however, the Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if it determines that doing so is in our company’s best interests.
Potential Payments upon a Termination or Change in Control
We have entered into employment agreements with each of our Named Executive Officers which contain severance and change in control provisions. In January 2008, our previous employment agreements with Messrs. Antonini, Brewster and Clinard expired and we subsequently signed new agreements with these Named Executive Officers in June 2008. Our employment agreements with Messrs. Updyke and Delnevo were entered into in July 2007 and May 2005, respectively, but were each amended in June 2008 to extend the terms through June 2011.
Jack M. Antonini. Mr. Antonini’s employment with us ended effective on March 17, 2009; as a result, there is no need to estimate the amount of potential termination payments he could receive, as we have exact payment information relating to his termination of employment. As a result of his termination, which was deemed to be a without cause termination under the terms of the agreement that governed his previous employment with us, Mr. Antonini was entitled to severance pay equal to two times his current base salary plus two times the average amount paid to him in the two preceding calendar years under our non-equity incentive plan. This equates to $1,108,567, based on his $397,470 salary as of his termination date and the average of his 2008 and 2007 payout amounts (shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table for 2008” above). Such amount is payable in 48 equal consecutive semi-monthly installments on the 15th and the last day of each of the 24 calendar months following the month in which his termination occurred (March 2009). Additionally, Mr. Antonini has elected to continue benefits coverage through our group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA). As a result, we will reimburse him for his COBRA premiums for up to 18 months, which could equal $12,564 if he elects to continue coverage for the full 18 months allowed under his employment agreement. Finally, Mr. Antonini may be eligible to receive a pro rata payment under our non-equity incentive plan for his services in 2009, which would be payable in March 2010 when and if our bonus pool is funded. However, as the payment of a pro rata bonus for 2009 would be for actual services rendered, we do not believe such a payment would be considered a “termination payment.”

Other Named Executive Officers. Generally, the employment agreements in place as of December 31, 2008 contain the following definitions for each of the possible “triggering events” that could result in a payment to our other Named Executive Officers:
•	Cause.
•	Messrs. Brewster and Clinard may be terminated for cause if the executive: (1) engages in gross negligence, gross incompetence or willful misconduct in the performance of his employment duties; (2) refuses, without proper legal reason, to perform his employment duties and responsibilities; (3) materially breaches any material provision of his employment agreement, any written agreement or a corporate policy or code of conduct established by us; (4) willfully engages in conduct that is materially injurious to us; (5) discloses without specific authorization confidential information that is materially injurious to us; (6) commits an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to us; (7) is convicted of (or pleads no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).
•	Mr. Updyke may be terminated for cause if he (1) engages in gross negligence or willful misconduct when performing his employment duties; (2) is indicted for a felony; (3) refuses to perform his employment duties; (4) materially breaches any of our policies or our code of conduct; (5) engages in conduct in which the executive knows would be materially injurious to us; or (6) materially breaches, and fails to cure, any provision of his employment agreement.
•	Mr. Delnevo may be terminated without payment (without specifically deeming this for “cause”) if he: (1) commits an act of serious misconduct; (2) materially or persistently breaches the terms of his service agreement; (3) has a bankruptcy order made against him; (4) is charged with or is convicted of any criminal offence; (5) is disqualified from holding an office position with us or any other company under the Insolvency Act of 1986; or (6) acts in a way in which our Board believes will discredit our company.
•	Change in Control. Messrs. Brewster and Clinard’s agreements state that a change in control may occur upon any of the following events:
•	a merger, consolidation, or asset sale where all or substantially all of our assets are held by a third party if (1) the holders of our equity securities no longer own equity securities of the resulting entity that are entitled to 60% or more of the votes eligible to be cast in the election of directors of the resulting entity, or (2) the members of the Board immediately prior to such transaction no longer constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;
•	our dissolution or liquidation;
•	the date any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the resulting entity’s outstanding securities; or
•	as a result of or in connection with a contested election of directors, the members of the Board immediately before such election cease to constitute a majority of the Board.
Messrs. Brewster and Clinard may be subject to a federal excise tax on compensation they receive in connection with a change in control of our company. The value determined in accordance with Section 280G of the Internal Revenue Code of payments and benefits provided that are contingent upon a change in control may be subject to a 20% excise tax to the extent of the excess of such value over the executive’s average annual taxable compensation from our company for the five years preceding the year of the change in control (or such shorter period as the executive was employed by us) if the total value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation. In accordance with their employment agreements, if such excise tax is applicable, Messrs. Brewster and Clinard are entitled to receive a “gross-up payment” from our company in an amount necessary to place the executive in the same after-tax position had no portion of such contingent payments been subject to excise tax.
Messrs. Updyke and Delnevo’s agreements do not contain “gross-up payments” for additional taxes imposed pursuant to Section 280G of the Internal Revenue Code or severance provisions in connection with a change in control; thus, there is no definition for a change in control within either of their employment agreements.

•	Good Reason.
•	Messrs. Brewster and Clinard have the right to terminate employment upon the occurrence of any of the following good reason events: (1) a material diminution in the executive’s base salary; (2) a material diminution of the executive’s authority, duties or responsibilities of his job function; and (3) without the executive’s prior consent, a required involuntary relocation of more than 75 miles from our corporate headquarters in Houston, Texas.
•	Mr. Updyke has the right to terminate employment upon the occurrence of any of the following good reason events: (1) prior to the first anniversary date of employee’s employment, the company is sold and as a consequence of such sale Mr. Updyke is (a) not retained in the same job function; (b) required to relocate to a location that is greater than 100 miles from Dallas, Texas; or (c) without his prior consent, the assignment of duties inconsistent with his current role or any significant reduction or significant change in either position or job function, except in connection with the termination of employment for cause or in connection with the termination of employment by reason of him becoming totally disabled (defined below); or (2) a material breach by us of Article 4 of his employment agreement (i.e., the article governing the payment of compensation and the provision of benefits to Mr. Updyke).
Mr. Delnevo’s agreement does not contain a “good reason” concept.
•	Totally Disabled.
•	Under Messrs. Brewster and Clinard’s employment agreements, we have the right to terminate the executive’s employment at any time if the employee is unable to perform his duties or fulfill his obligations by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, as certified by a competent physician (without this specifically being deemed as “totally disabled”).
•	Under Messrs. Updyke and Delnevo’s employment agreement, the executives will be considered totally disabled if, by reason of his illness, incapacity or other disability, the executive fails to perform his duties or fulfill his obligations under his employment agreement, as certified by a competent physician, for 180 days in any 12 month period. Under Mr. Updyke’s agreement, we have the right to terminate his employment at any time if he becomes Totally Disabled.
•	Without Cause Termination. A termination without cause shall mean a termination of the executive’s employment other than for death, voluntary resignation, total disability, or cause.
Messrs. Brewster, Clinard, Updyke and Delnevo also received restricted stock grants pursuant to our 2007 Stock Incentive Plan on June 20, 2008, the award agreements of which contained provisions permitting accelerated lapsing of forfeiture restrictions upon certain termination and change in control scenarios. Each of the executives receive partial (25%) accelerated lapsing upon a termination of employment for death or disability (as well as an involuntary termination for Mr. Delnevo). Messrs. Brewster and Clinard will also receive partial (50%) accelerated lapsing upon the occurrence of a change in control; this acceleration will be increased to 100% if a termination other than for cause or a good reason termination follows such a change in control. The definition of applicable terms in the restricted stock agreements are substantially similar to the same terms as described above in the executives’ employment agreement.
The table below reflects the amount of compensation payable to our Named Executive Officers in the event of a termination of employment or a change in control of our company on December 31, 2008. For purposes of calculating the potential payments, we have made certain assumptions that we have determined to be reasonable and relevant to our shareholders. Upon the occurrence of any of the termination events listed, or in the event of a for-cause termination or a voluntary termination (neither of which are shown in the above below), the terminated executive would receive any base salary amount that had been earned but had not been paid at the time of termination. In the event of a without cause termination, a termination for good reason, or a termination in connection with a change in control, the executive would also be entitled to receive payment of any prior year bonus earned under our non-equity incentive plan (if not already paid) and a pro rata portion of the amount earned under our non-equity incentive plan for the year in which the termination occurred. However, such amounts would not be considered “termination payments” but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected the amount of earned but unpaid salary and bonuses in the table below. The executives are also entitled to receive reimbursement payments for reasonable business expenses, and we have assumed that for purposes of the calculations below, all expense reimbursements were current as of December 31, 2008.

The amount of compensation payable to each Named Executive Officer for each situation is listed below based on the employment agreements in place for each executive as of December 31, 2008. The amounts shown assume that such termination event was effective as of December 31, 2008 and that the closing price of our common stock on that date was $1.29. The amounts below are our best estimates as to the amounts that each executive would receive upon that particular termination event; however, exact amounts that any executive would receive could only be determined upon an actual termination of employment.
Potential Payments upon a Termination or Change in Control Table

								Termination in
				Good Reason				Connection with
		Without Cause		Termination		Change in Control		a Change		Death or
Executive	Benefits	Termination		By Executive		(No Termination)		in Control		Disability
J. C. Brewster	Base salary	$605,000	(1)	$605,000	(1)	$—		$605,000	(1)	$—
	Non-equity incentive compensation	343,128	(1)	343,128	(1)	—		343,128	(1)	—
	Post-employment health care	25,024	(1)	25,024	(1)	—		25,024	(1)	—
	Restricted shares	—		—		116,100	(2)	232,200	(3)	58,050	(4)
	Tax gross-up	—		—		—		0	(5)	—

	Total	$973,152		$973,152		$116,100		$1,205,352		$58,050

M. H. Clinard	Base salary	$741,600	(1)	$741,600	(1)	$—		$741,600	(1)	$—
	Non-equity incentive compensation	278,796	(1)	278,796	(1)	—		278,796	(1)	—
	Post-employment health care	25,024	(1)	$25,024	(1)	—		25,024	(1)	—
	Restricted shares	—		—		86,430	(2)	172,860	(3)	43,215	(4)
	Tax gross-up	—		—		—		348,777	(5)	—

	Total	$1,045,420		$1,045,420		$86,430		$1,567,057		$43,215

R. Updyke (6)	Base salary	$291,000	(7)	291,000	(7)	$—		$—		$—
	Post-employment health care	7,066	(7)	7,066	(7)	—		—		—
	Restricted shares	—		—		—		—		25,800	(4)

	Total	$297,066		297,066		$—		$—		$25,800

R. Delnevo (8)	Base salary	$344,698	(9)	$—		$—		$—		$106,061	(10)
	Restricted shares	56,760	(11)	—		—		—		56,760	(11)

	Total	$344,698		$—		$—		$—		$162,821

(1)	In the event of a without cause termination, a good reason termination by Messrs. Brewster or Clinard, or a termination in connection with a change in control, the executive indicated would be entitled to receive severance pay equal to two times his current base salary plus two times the average amount paid to him in the two preceding calendar years under our non-equity incentive plan. The average of each executive’s 2007 and 2006 payout amounts were used to calculate the values in the table above. Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 18 months. For each executive, all amounts would be payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Internal Revenue Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

(2)	Pursuant to the terms of Messrs. Brewster and Clinard’s restricted stock agreements, in the event that a change in control, 50% of all remaining forfeiture restrictions lapse effective as of the date the change in control occurs. The amounts presented represent the product of (a) the number of restricted shares that would have vested as of December 31, 2008 upon the change in control (i.e., 50% of the total grant made in 2008 as no restrictions had been lifted as of December 31, 2008), and (b) $1.29, the closing price of our stock as of December 31, 2008.

(3)	Pursuant to the terms of Messrs. Brewster and Clinard’s restricted stock agreements, in the event the executive is terminated following a change in control, and such termination is an Involuntary Termination or a Good Reason Termination, all remaining forfeiture restrictions lapse effective as of the termination date. The amounts presented represent the product of (a) the number of then unvested restricted shares that each executive held as of December 31, 2008, and (b) $1.29, the closing price of our stock as of December 31, 2008.

(4)	Pursuant to the terms of Messrs. Brewster, Clinard and Updyke’s restricted stock agreements, in the event the executive dies or becomes disabled during the term of his employment, the percentage of the total number of restricted shares as to which the forfeiture restrictions shall lapse shall automatically increase by 25% of the shares awarded. The amounts presented represent the product of (a) the number of restricted shares that would have vested as of December 31, 2008 upon the aforementioned events (i.e., 25% of the total grant made in 2008 as no restrictions had been lifted as of December 31, 2008), and (b) $1.29, the closing price of our stock as of December 31, 2008.

(5)	Federal excise tax gross-up payments were calculated pursuant to Section 280G of the Code. Only the severance amount payable to Mr. Clinard exceeded his Section 280G safe harbor amount; therefore, he is the only Named Executive Officer that would have received a gross-up payment for federal excise taxes in the event his employment was terminated on December 31, 2008 following a change in control of our company. Mr. Clinard’s potential gross-up payment was calculated based upon an excise tax rate under Section 4999 of the Internal Revenue Code of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

(6)	In the event of a termination of employment for any reason other than cause, Mr. Updyke would be entitled to receive payment of any prior year bonus earned under our non-equity incentive plan (if not already paid) and a pro rata portion of the amount earned under our non-equity incentive plan for the year in which the termination occurred. However, such amounts would not be considered a “termination payment” but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected these amounts in the table.

(7)	In the event of a termination without cause or a good reason termination by the executive, Mr. Updyke would be entitled to receive severance pay equal to 12 months of his current base salary. This amount would be payable in bi-monthly installments. However, in the event he accepts another full-time employment position (defined as 20 hours per week) within one year after termination, remaining payments to be made by us would be reduced by the gross amount being earned under his new employment arrangement. Additionally, if Mr. Update elected to continue benefits coverage through our group health plan under COBRA, we would partially subsidize Mr. Updyke’s incremental healthcare premiums. Specifically, we would reimburse Mr. Updyke on a monthly basis for the difference between the amount he must pay to continue such coverage and the employee contribution amount that active senior executive employees would pay for the same or similar coverage under our group health plan. Amounts shown above represent the difference in Mr. Updyke’s current insurance premiums and current COBRA rates for a similar plan.

(8)	Amounts shown for Mr. Delnevo were converted from pounds sterling to U.S. dollars at $1.85, which represent the average exchange rates in effect for the years ended December 31, 2008.

(9)	In the event of a without cause termination where we do not follow the otherwise applicable notice of termination provisions within his employment agreement, we will pay Mr. Delnevo an amount not to exceed 12 months of salary, which for purposes of this table we assumed that we would pay the full 12 months to him. This amount is to be paid within 14 days of terminating Mr. Delnevo and is considered to be paid in lieu of providing him with any required period of notice.

(10)	In the event Mr. Delnevo becomes disabled, Mr. Delnevo would be entitled to receive payments equal to his base salary for a maximum of 16 weeks (i.e., 80 work days); he is not entitled to a bonus for the year in which a termination for death or disability occurs.

(11)	Pursuant to the terms of Mr. Delnevo’s restricted stock agreements, in the event the executive is terminated for reason of death, disability or involuntary termination prior to the fourth anniversary of the date of grant, the forfeiture restrictions shall lapse with respect to an additional 25% of the total number of restricted shares. The amount presented represents the product of (a) 44,000 restricted shares (i.e., 25% of the total grant made in 2008 as no restrictions had been lifted as of December 31, 2008), and (b) $1.29, the closing price of our stock as of December 31, 2008. Furthermore, though not reflected in the above table, to the extent that the lapse of forfeiture restrictions results in compensation income or wages that are subject to National Insurance contributions under any laws or regulations in the United Kingdom, then we will pay such obligations up to a maximum of 13.8% of such income or wages.
Our employment agreements with Messrs. Brewster and Clinard require the executives to sign a full release within 50 days of the executive’s termination of employment waiving all claims against us, our subsidiaries, and our officers, directors, employees, agents, representatives or stockholders before receiving any severance benefits due under the employment agreements. Mr. Updyke is also required to promptly report any subsequent full-time employment during the period in which he is receiving severance payments, for we are entitled to reduce his severance payments by the amount of the new salary he is receiving from a third party.
The employment agreements with our executive officers also contain non-competition and non-solicitation provisions. Our employment agreements with Messrs. Brewster and Clinard have a 12-month non-compete and non-solicitation period, during which the executives may not (1) directly or indirectly participate in or have significant ownership in a competing company; (2) solicit or advise any of our employees to leave our employment; or (3) solicit any of our customers either for his own interest or that of a third party. In addition to these three prohibited items, our employment agreement with Mr. Updyke, which has a 24-month non-compete and non-solicitation period, also prohibits the executive from calling upon an acquisition candidate of ours either for his own interest or that of a third party. In the event that Mr. Updyke is terminated without cause, for a good reason event or the expiration of the employment agreement term, however, the non-compete period will end contemporaneously with the termination of Mr. Updyke’s employment. Mr. Delnevo’s non-solicitation provisions prevent him from soliciting either our employees or our customers for a period of 12 months following termination, while he is subject to a non-compete provisions lasting 8 months following his termination of employment.

Additionally, pursuant to the terms of our 2001 and 2007 Stock Incentive Plans (the “Plans”), the Compensation Committee, at its sole discretion, may take action related to and/or make changes to stock options and the related option agreements upon the occurrence of an event that qualifies as a Corporate Change under the Plans (such definition of which is substantially similar to the definition of Change in Control in the employment agreements described above). Such actions and/or changes could include (but are not limited to) (1) acceleration of the vesting of the outstanding, non-vested options; (2) modifications to the number and price of shares subject to the option agreements; and/or (3) the requirement for mandatory cash out of the options (i.e., surrender by an executive of all or some of his outstanding options, whether vested or not, in return for consideration deemed adequate and appropriate based on the specific change in control event). The Compensation Committee also has discretion to make changes to any awards and the related agreements under the 2007 Stock Incentive Plan in the event of a change in our outstanding common stock by reason of a recapitalization, a merger, a reorganization or other similar transaction, in order to prevent the dilution or enlargement of rights under the Plans. Such actions and/or changes, if any, may vary among plan participants. As a result of their discretionary nature, these potential changes have not been estimated and are not reflected in the above table.
DIRECTOR COMPENSATION
The following table provides compensation information for each individual who served as a member of our Board during the year ended December 31, 2008:

	Fees Earned or
Name	Paid in Cash	Stock Awards (1)	Total
Fred R. Lummis	$—	$—	$—
Tim Arnoult	50,000	39,579	89,579
Robert P. Barone	45,000	44,590	89,590
Jorge M. Diaz	45,000	44,590	89,590
Dennis Lynch	50,000	39,579	89,579
Michael A.R. Wilson	—	—	—

(1)	Messrs. Arnoult, Barone, Diaz and Lynch were each granted 5,000 shares of restricted stock in June 2008. The grant date fair value of each grant, as computed in accordance with SFAS No. 123R, was $44,800. The amount presented for each director represents the compensation expense recognized under SFAS No. 123R for the restricted stock grants during 2008. Although each director received the same number of shares, the difference in the expense amounts is attributable to the timing of when the forfeiture restrictions lapsed, as the restrictions on the shares granted to Messrs. Barone and Diaz lapsed in early January 2009 while the restrictions on the shares granted to Messrs. Arnoult and Lynch lapsed in late January 2009. Other than the 5,000 shares of restricted stock each, Messrs. Arnoult, Barone, Diaz and Lynch had no other unvested stock awards outstanding as of December 31, 2008.
In 2008, each of our non-employee directors, with the exception of Messrs. Lummis and Wilson, earned a $30,000 annual retainer for their services. Additionally, each non-employee director received an additional $10,000 annual retainer for each committee on which he serves during the year and $5,000 for chairing a committee, up to a maximum of $50,000 for the year. These amounts are paid on a monthly basis in the form of cash. Additionally, during 2008, Messrs. Arnoult, Barone, Diaz and Lynch were each granted 5,000 shares of restricted stock, the forfeiture restrictions on which lapsed in January 2009. Messrs. Lummis and Wilson have waived their rights to receive payment for services rendered as members of our Board as each of these directors are affiliated with and/or employed by companies that have a significant ownership interest in us. All of our directors are reimbursed for their reasonable expenses in attending Board and committee meetings.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Fred R. Lummis, Jorge M. Diaz and Michael A.R. Wilson served on the Compensation Committee during the fiscal year ended December 31, 2008. During 2008, none of our executive officers or employees (current or former) served as a member of the Compensation Committee. Additionally, none of our executive officers has served as a director or member of the Compensation Committee of any other entity whose executive officers served as a director or member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Investors Agreement
In February 2005, we issued 894,568 shares of our Series B redeemable convertible preferred stock (the “Series B Stock”) to the TA Funds for a per share price of $83.8394 resulting in aggregate gross proceeds of $75.0 million. In connection with our issuance of this Series B Stock, all our existing stockholders entered into an investors agreement relating to several matters. However, upon the completion of our initial public offering in December 2007, only the registration rights provision of the investors’ agreement continue to be in force. The material terms of that agreement are set forth below.
Registration Rights. The investors agreement grants CapStreet II, L.P. (on behalf of itself, CapStreet Parallel II, L.P., and permitted transferees thereof) and TA Associates the right to demand that we file a registration statement with the SEC to register the sale of all or part of the shares of common stock beneficially owned by them. Subject to certain limitations, we will be obligated to register these shares upon CapStreet II, L.P.’s or TA Associates’ demand, for which we will be required to pay the registration expenses. In connection with any such demand registration, the stockholders who are parties to the investors agreement may be entitled to include their shares in that registration. In addition, if we propose to register securities for our own account, the stockholders who are parties to the investors agreement may be entitled to include their shares in that registration.
All of these registration rights are subject to conditions and limitations, which include certain rights to limit the number of shares included in a registration under some circumstances.
Transactions with our Directors and Officers
General. During 2008, each of our non-employee directors, with the exception of Messrs. Lummis and Wilson, were compensated for their services on our Board. See “Director Compensation” above for details on the amounts paid and restricted shares granted to these directors. Other directors were not compensated during 2008 for Board services due to their employment and/or stockholder relationships with us. Additionally, all of our directors are reimbursed for their reasonable expenses in attending Board and committee meetings.
The CapStreet Group. Fred R. Lummis, the Chairman of our Board of Directors and Interim Chief Executive Officer, is a senior advisor to The CapStreet Group, LLC, the ultimate general partner of CapStreet II and CapStreet Parallel II, which collectively own 20.6% of our outstanding common stock as of March 31, 2009.
TA Associates. Michael Wilson, a member of our Board of Directors, is a managing director of TA Associates, Inc., affiliates of which are Cardtronics’ stockholders that own 27.9% of our outstanding common stock as of March 31, 2009.
Jorge M. Diaz, a member of our Board of Directors, is the Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv, Inc. In 2008, Fiserv provided us with third-party services during the normal course of business, including transaction processing, network hosting, network sponsorship, maintenance, cash management, and cash replenishment. The amount paid to Fiserv represented approximately 4.5% of our total cost of revenues and selling, general, and administrative expenses for the year.
Subscriptions Receivable. Historically, we made loans to certain employees related to past exercises of employee stock options and purchases of our common stock, as applicable. These loans, which were initiated in 2003, are reflected as subscriptions receivable in our consolidated balance sheets contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The notes were due in December 2008, but a single note remained unpaid as of year-end and was extended for six additional months. The rate of interest on the note remained at 5.0% per annum. The total amount outstanding under the remaining loan, including accrued interest, was $35,000 as of December 31, 2008. This loan was subsequently repaid in March 2009.

Approval of Related Person Transactions
In the ordinary course of business, we may enter into a related person transaction (as such term is defined by the SEC). The policies and procedures relating to the approval of related person transactions are set forth in our Related Persons Transactions Policy adopted on February 19, 2009. The Audit Committee is charged with the responsibility of reviewing all the material facts related to any such proposed transaction and either to approve or disapprove of the entry into such transaction. Our Related Persons Transaction Policy is available on our website at http://ir.cardtronics.com/. In 2008, we did not enter into any related person transactions. Additionally, any material agreement related to our Mexico operations is reviewed and approved by the board of directors of our Mexico subsidiary.
RATIFICATION OF THE SELECTION OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 2)
The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending December 31, 2009.
We engaged KPMG LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended December 31, 2001. The engagement of KPMG LLP has been recommended by the Audit Committee and approved by our Board annually. The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and has recommended, and our Board has approved their inclusion therein. See “Audit Matters—Report of the Audit Committee” included elsewhere in this proxy statement.
Although stockholder ratification of the selection of KPMG LLP is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting is required to approve and ratify the selection of KPMG LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our stockholders.
A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.
OUR BOARD RECOMMENDS VOTING “FOR” THE RATIFICATION
OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.
AUDIT MATTERS
Report of the Audit Committee
Each member of the Audit Committee is an independent director as such term is defined under the current listing requirements. The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and corporate governance rules of NASDAQ. The Audit Committee Charter may be further amended to comply with the rules and regulations of the SEC and NASDAQ listing standards as they continue to evolve. A copy of the Audit Committee Charter is available on our website at www.cardtronics.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 with Cardtronics, Inc.’s management and independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.
The Audit Committee discussed with the independent registered public accounting firm their independence from Cardtronics, Inc. and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with the registered public accounting firms’ independence. In addition, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.
Respectfully submitted by the Audit Committee of the Board of Directors of Cardtronics, Inc.,
Robert P. Barone (Chairman)
Tim Arnoult
Dennis F. Lynch
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by our independent registered public accounting firm, KPMG LLP, in each of the last two fiscal years in each of the following categories were:

	2008	2007
	(In thousands)
Audit Fees	$1,288	$1,412
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,288	$1,412

Audit fees include fees associated with the annual audit and quarterly review of our financial statements and the separate statutory audit of Bank Machine Ltd. in the United Kingdom. The 2007 amount includes $562,000 in fees for professional services rendered in connection with our debt and equity offerings, including procedures performed with respect to our registration statements filed with the SEC and other related services. The Audit Committee considers whether the provision of these services is compatible with maintaining the registered public accounting firm’s independence, and has determined such services for fiscal year 2008 were compatible.
No other services were provided by KPMG LLP during the years ended December 31, 2008 or 2007.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
Among its other duties, the Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an as-needed basis, management will communicate specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee approved 100% of the services provided by KPMG LLP in 2008 and 2007.

PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2010 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Corporate Secretary no later than December 31, 2009. No stockholder proposal was received for inclusion in this proxy statement.
In addition to the requirements of the SEC described in the preceding paragraph, and as more specifically provided for in our Bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the notice of the meeting given by our Secretary or otherwise brought before the meeting by or at the direction of our Board or by a stockholder entitled to vote and who complies with the following notice procedures. A stockholder making a nomination for election to our Board or a proposal of business must deliver proper notice to our Corporate Secretary at least 120 days prior to the anniversary date of the 2009 Annual Meeting of Stockholders.
If a stockholder provides notice for a proposal of business to be considered at the annual meeting, the notice must include the following information:
•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;
•	the stockholder’s name and address as they appear on the Corporation’s books;
•	the number and class of all shares of each class of stock of the Corporation owned of record and beneficially by the stockholder;
•	any material interest of the stockholder in the matter proposed (other than as a stockholder), if applicable;
•	in the case of a Nominee Holder, evidence establishing the Nominee Holder’s indirect ownership of stock and entitlement to vote the stock on the matter proposed at the meeting; and
•	any other information that is required to be provided by stockholder pursuant to Regulation 14A under the Exchange Act in his capacity as a proponent to a stockholder proposal.
Please see “Corporate Governance — Director Selection and Nomination Process” for additional information concerning the notice requirements for director nominations by stockholders.

OTHER MATTERS
Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.
ANNUAL REPORT TO STOCKHOLDERS
Our Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended December 31, 2008, accompanies the proxy material being mailed to all of our stockholders. The Annual Report is not part of the proxy solicitation material.
We will provide you, without charge upon your request, additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We will furnish a copy of any exhibit to our Annual Report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit. You may request such copies by contacting our Secretary, Michael E. Keller, by mail to Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by facsimile at (832) 308-4761.
DIRECTIONS TO 2009 ANNUAL MEETING OF STOCKHOLDERS
Directions to Cardtronics’ Offices:
From George Bush Intercontinental Airport: Take Beltway 8 West. Exit and turn left onto Westheimer Road. Turn right (South) onto Briarpark Drive. Our offices are located on the west side of Briarpark Drive approximately 4/10 of a mile from the Westheimer-Briarpark Drive intersection. Free parking is available in the parking garage located to the left rear of the building. Please park on the roof of the parking garage.
From Hobby Airport: Turn left onto Airport Blvd. Turn left onto Telephone Road. Take Beltway 8 West. Exit and turn right onto Westheimer Road. Turn right (South) onto Briarpark Drive. Our offices are located on the west side of Briarpark Drive approximately 4/10 of a mile from the Westheimer-Briarpark Drive intersection. Free parking is available in the parking garage located to the left rear of the building. Please park on the roof of the parking garage.

CARDTRONICS, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 18, 2009
4:00 p.m.
Cardtronics Corporate Offices
3250 Briarpark Drive, Suite 400
Houston, Texas 77042

Cardtronics, Inc.	proxy

This proxy is solicited on behalf of the board of directors. The undersigned hereby appoints J. Chris Brewster and Michael E. Keller as proxyholders with full power of substitution, to represent, vote and act with respect to all shares of common stock of Cardtronics, Inc., which the undersigned would be entitled to vote at the meeting of stockholders to be held on Thursday, June 18, 2009 at 4:00 p.m., at the corporate offices of Cardtronics, Inc., located at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or any postponements or adjournments thereof, with all the powers the undersigned would possess if personally present.
This proxy is solicited on behalf of the board of directors and may be revoked prior to its exercise by filing with the secretary of Cardtronics, Inc. a duly executed proxy bearing a later date or an instrument revoking this proxy or by attending the meeting and voting in person.
See reverse for voting instructions.

To vote your Proxy
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cardtronics, Inc.,
c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Class II directors:	01 J. Tim Arnoult 02 Dennis Lynch	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.  Ratification of the Audit Committee’s selection of KPMG LLP as Cardtronics Inc.’s independent registered public accounting firm to conduct the Company’s audit for the fiscal year ending December 31, 2009.
	☐ For	☐ Against	☐ Abstain
3. Transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.
The proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the proxy will be voted in accordance with such instruction. If no instruction is specified with respect to the matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of management. If any other business is presented at the meeting, this proxy confers authority to and shall be voted in accordance with the recommendations of management.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

(Please date this proxy and sign your name exactly as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)